Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-264769

PROSPECTUS

Up to 12,380,260 Shares

CBL & Associates Properties, Inc.

Common Stock

This prospectus relates solely to the resale or other disposition by the selling stockholders (the “Selling Stockholders”) identified in this prospectus of up to an aggregate of 12,380,260 shares of common stock, par value $0.001 per share (the “common stock”), of CBL & Associates Properties, Inc. (“CBL,” the “Company,” “we,” “our” or “us”) consisting of (i) shares of common stock issued to the Selling Stockholders in connection with and pursuant to the terms of the Third Amended Joint Chapter 11 Plan of the Company and its affiliated debtors (With Technical Modifications) dated August 11, 2021 (the “Plan”) and the Company’s emergence from bankruptcy effective November 1, 2021 and (ii) shares of common stock issued to the Selling Stockholders in connection with our exercise of the optional exchange right under the senior secured exchangeable notes issued by an affiliate of the Company to the Selling Stockholders (the “Exchangeable Notes”) pursuant to the senior secured exchangeable notes indenture entered into pursuant to and in accordance with the terms of the Plan. Pursuant to the Plan, we agreed to register the shares of common stock issued to the Selling Stockholders under the Plan and the shares issued to the Selling Stockholders in connection with the exchange of the Exchangeable Notes pursuant to the terms of a Registration Rights Agreement between the Selling Stockholders and the Company dated November 1, 2021.

The Selling Stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as they may determine through public transactions or through other means and at varying prices as determined by the prevailing market price for shares or in negotiated transactions as described in the section entitled “Plan of Distribution” beginning on page 47.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the shares of common stock registered will be sold by the Selling Stockholders. We expect that the offering price for our common stock will be based on the prevailing market price of our common stock at the time of sale. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CBL.” On June 8, 2023, the last sale price of our common stock, as reported on the NYSE was $23.73 per share.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. We have agreed to bear all fees and expenses (excluding any underwriting discounts or commissions or transfer taxes, if any, of any Selling Stockholder) incident to the registration of the securities covered by this prospectus.

Beginning with our taxable year ended December 31, 1993, we believe that we have operated in a manner qualifying us as a real estate investment trust (“REIT”), and we have elected to be taxed as a REIT for federal income tax purposes. Shares of our common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our Certificate of Incorporation contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.9% ownership limit of our common stock. See “Description of Our Capital Stock—Restrictions on Transfer” beginning on page 18 of this prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of the risks that should be considered in connection with your investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Dated June 22, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (“SEC”) to register the resale of up to 12,380,260 shares of common stock consisting of (i) shares of common stock issued to the Selling Stockholders in connection with and pursuant to the terms of the Plan and the Company’s emergence from bankruptcy effective November 1, 2021 and (ii) shares of common stock issued to the Selling Stockholders in connection with our exercise of the optional exchange right under the Exchangeable Notes issued by an affiliate of the Company to the Selling Stockholders pursuant to the senior secured exchangeable notes indenture entered into pursuant to and in accordance with the terms of the Plan. The Selling Stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer and sell, transfer or otherwise dispose of any or all of the shares of common stock covered by this prospectus from time to time as they may determine through public transactions (through underwriters or dealers, directly to purchasers or through broker-dealers or agents) or through other means and at varying prices as determined by the prevailing market price for shares or in negotiated transactions, as described in the section entitled “Plan of Distribution” beginning on page 47.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information that you should consider when making your investment decision. See the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to the offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. Neither we nor the Selling Stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement or related free writing prospectus, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The exhibits to our registration statement and documents incorporated by reference herein and therein contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered by our Selling Stockholders, you should review the full text of these documents. All of the summaries are qualified in their entirety by the actual documents. The registration statement, the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation by Reference of Information Filed with the SEC.”

If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

In this prospectus, we use the terms “the Company,” “we,” “our” and “us” to refer to CBL & Associates Properties, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and interim reports, proxy and information statements and other information with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public through the SEC’s website at www.sec.gov or through our website at www.cblproperties.com, through which we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement or related free writing prospectus do not contain all of the information contained or incorporated by reference in that registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document to which we may refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we have filed or will file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. Before you decide to invest in the common stock offered under this registration statement, you should always check for reports we may have filed with the SEC after the date of this prospectus.

We incorporate by reference the documents listed below and any filings we will make with the SEC under the Company’s SEC File Number 1-12494 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities hereby (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

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Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2022 filed on March 1, 2023 (our “2022 Annual Report”).
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Quarterly Report on Form 10-Q of CBL & Associates Properties, Inc. for the quarterly period ended March 31, 2023, as filed on May 10, 2023 (our “2023 First Quarter Report”).
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Current Reports on Form 8-K of CBL & Associates Properties, Inc. filed on January 3, 2023, January 25, 2023, January 27, 2023, February 21, 2023 (the second report filed on such date), February 22, 2023, May 11, 2023 and May 31, 2023 (collectively, our “Current Reports”).
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The description of the common stock of CBL & Associates Properties, Inc. contained in our Registration Statement on Form 8-A dated October 25, 1993, as amended by Amendment No. 1 on Form 8-A/A dated November 3, 2021, and any amendment or report filed for the purpose of updating such description.

We will provide to you without charge, upon your written or oral request, a copy of any or all documents incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this prospectus). Such requests should be directed to our Investor Relations Department, CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000 (telephone number (423) 855-0001), or by e-mail to Investor.Relations@cblproperties.com.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, and the documents incorporated by reference herein and therein, as well as other written reports and oral statements made from time to time by the Company, may include forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact should be considered to be forward-looking statements.

Forward-looking statements can often be identified by the use of forward-looking terminology, such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus, any prospectus supplement or related free writing prospectus, and in documents incorporated by reference. We do not undertake to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. It is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. Some of the factors that could cause actual results to differ include, without limitation:

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general industry, economic and business conditions;
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interest rate fluctuations;
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costs and availability of capital, including debt, and capital requirements;
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the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future refinancing requirements and business;
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costs and availability of real estate;
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inability to consummate acquisition opportunities and other risks associated with acquisitions;
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competition from other companies and retail formats;
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changes in retail demand and rental rates in our markets;
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shifts in customer demands including the impact of online shopping;
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tenant bankruptcies or store closings;
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changes in vacancy rates at our properties;
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changes in operating expenses;
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changes in applicable laws, rules and regulations;
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disposition of real property;
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uncertainty and economic impact of pandemics, epidemics or other public health emergencies or fear of such events, such as the recent COVID-19 pandemic;
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cyber-attacks or acts of cyber-terrorism; and
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other risks referenced from time to time in filings with the SEC and those factors listed or incorporated by reference into this prospectus under the heading “Risk Factors” below.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports we file with the SEC and which are incorporated by reference herein. See “Incorporation of Information Filed with the SEC.” In addition, other factors not identified could also have such an effect. We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus, any prospectus supplement or any related free writing prospectus, will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, any prospectus supplement or any related free writing prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or objectives and plans will be achieved.

RISK FACTORS

Investing in our securities involves certain risks. In deciding whether to invest in our securities, you should carefully consider the risks described under “Risk Factors” in our 2022 Annual Report, in addition to the other information contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus and the information incorporated by reference herein and therein. The risk factor set forth below updates, and should be read together with, such risk factors.

Sales by the Selling Stockholders of our common stock that is the subject of this prospectus could adversely affect the trading price of our common stock.

We are registering for resale an aggregate of 12,380,260 shares of common stock held by the Selling Stockholders, which, as of June 1, 2023, represent approximately 38.6% of our currently outstanding shares of common stock. Subject to certain exceptions, we are obligated to keep this prospectus current so that such shares can be sold in the public market at any time. The resale of all or a substantial portion of the common stock that may be offered by the Selling Stockholders pursuant to this prospectus in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decrease and may make it more difficult for us to sell our equity securities in the future at a time and upon terms that we deem appropriate.

The risks and uncertainties described in this prospectus and in our 2022 Annual Report are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our financial results and business operations. If any of the events or circumstances described in the risk factors actually occur our business may suffer, the trading price of our common stock or other securities could decline and you could lose all or part of your investment. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

OUR COMPANY

Overview

We were organized on July 13, 1993 as a Delaware corporation to acquire substantially all of the real estate properties owned by our predecessor company, CBL & Associates, Inc., and its affiliates. We are a self-managed, self-administered, fully integrated real estate investment trust (“REIT”). We own, develop, acquire, lease, manage, and operate regional shopping malls, outlet centers, lifestyle centers, open-air centers and other properties. Our properties are located in 22 states, but are primarily in the southeastern and midwestern United States. We have elected to be taxed as a REIT for federal income tax purposes.

We conduct substantially all our business through CBL & Associates Limited Partnership (the “Operating Partnership”). We are the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. CBL Holdings I, Inc. is the sole general partner of the Operating Partnership. At March 31, 2023, CBL Holdings I, Inc. owned a 1.00% general partner interest and CBL Holdings II, Inc. owned a 98.97% limited partner interest in the Operating Partnership, for a combined interest held by us of 99.97%. As of March 31, 2023, third parties owned a 0.03% limited partner interest in the Operating Partnership. We conduct our property management and development activities through CBL & Associates Management, Inc. (the “Management Company”) to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Operating Partnership owns 100% of the Management Company’s outstanding stock.

Each limited partner in the Operating Partnership has the right to exchange all or a portion of its common units for shares of CBL’s common stock, or at the Company’s election, their cash equivalent. When an exchange for common stock occurs, the Company assumes the limited partner’s common units in the Operating Partnership. The number of shares of common stock received by a limited partner of the Operating Partnership upon exercise of its exchange rights will be equal, on a one-for-one basis, to the number of common units exchanged by the limited partner. If we elect to pay cash, the amount of cash paid by the Operating Partnership to redeem the limited partner’s common units will be based on the five-day trailing average of the trading price, at the time of exchange, of the shares of common stock that would otherwise have been received by the limited partner in the exchange. Neither the common units nor the shares of CBL’s common stock are subject to any right of mandatory redemption.

Emergence from Bankruptcy

Beginning on November 1, 2020, CBL and the Operating Partnership, together with certain of its direct and indirect subsidiaries (collectively, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Bankruptcy Court authorized the Debtors to continue to operate their businesses and manage their properties as debtors-in-possession pursuant to the Bankruptcy Code. The Chapter 11 Cases were jointly administered for procedural purposes only under the caption In re CBL & Associates Properties, Inc., et al., Case No. 20-35226.

In connection with the Chapter 11 Cases, on August 11, 2021, the Bankruptcy Court entered an order, Docket No.1397 (Confirmation Order), confirming the Debtors’ Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (as modified at Docket No. 1521, the “Plan”).

On November 1, 2021 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied and the Debtors emerged from the Chapter 11 Cases. The Company filed a notice of the Effective Date of the Plan with the Bankruptcy Court on November 1, 2021.

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Our principal executive offices are located at CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, and our telephone number is (423) 855-0001. Our website address is: cblproperties.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders pursuant to this prospectus. We will bear all other costs, fees, and expenses incurred by us, or by the Selling Stockholders, in effecting the registration of the shares of common stock covered by this prospectus; provided, however, that each Selling Stockholder will pay all underwriting discounts or commissions and transfer taxes, if any.

THE SELLING STOCKHOLDERS

References to Selling Stockholders in this prospectus mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interests in shares of our common stock other than through a public sale.

The 12,380,260 shares of our common stock being registered for resale under this prospectus include (i) 6,218,395 shares of common stock issued to the Selling Stockholders in connection with and pursuant to the terms of the Plan and the Company’s emergence from bankruptcy effective November 1, 2021 and (ii) 6,161,865 shares of common stock issued to the Selling Stockholders in connection with our exercise of the Company’s optional exchange right pursuant to the terms of the Exchangeable Notes.

We are registering the resale of certain of the shares of common stock in accordance with our contractual obligations under a registration rights agreement with the Selling Stockholders. Pursuant to the Plan, we agreed to register the shares of common stock issued to the Selling Stockholders under the Plan and the shares issued to the Selling Stockholders in connection with the exchange of the Exchangeable Notes pursuant to the terms of the Registration Rights Agreement between the Selling Stockholders and the Company dated November 1, 2021 (the “Registration Rights Agreement”).

The Registration Rights Agreement required us to file with the SEC an initial shelf registration statement on Form S-11 as soon as practicable after the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 (including any portions thereof that are incorporated by reference into such Form 10-K from the Company’s definitive proxy statement for the Company’s 2022 annual meeting of shareholders), which Form S-11 was declared effective on May 13, 2022 (the “Original Filing”). The Registration Rights Agreement also required us to use reasonable best efforts to substitute the Original Filing with a shelf registration on Form S-3 as soon as reasonably practicable following the Company’s becoming eligible to use such form. Any holder or group of holders had the right to request that the Company include some or all the shares of common stock held by them, including shares of common stock issuable upon the exchange or conversion of the Exchangeable Notes, in such Original Filing of this shelf registration statement. Following the registration for resale of the shares of common stock covered by the Original Filing, we are also required to include in this registration statement any additional shares of common stock paid, issued or distributed in respect of the shares that were registered pursuant to the Original Filing by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such common stock shall have been converted or exchanged in connection with any recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise. The Company will cease to be required to maintain the registration of all such shares of common stock for resale by the Selling Stockholders upon the earliest to occur of: (i) the sale or disposal of such securities pursuant to an effective registration statement; (ii) the date on which such securities are disposed of pursuant to SEC Rule 144 under circumstances in which all of the applicable conditions of Rule 144 (then in effect) are met; (iii) the date on which such securities may be sold by a holder thereof without regard to the volume, manner of sale and other limitations of SEC Rule 144 and (together with any registrable securities held by such holder’s Affiliates and Related Funds (as defined in the Registration Rights Agreement)) constitute less than 2% of the Company’s outstanding common stock; and (iv) the date on which such registrable securities cease to be outstanding.

The table below presents information regarding the Selling Stockholders and the shares of common stock that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of June 1, 2023. The Selling Stockholders may sell some, all or none of their shares in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares. The table below does not take into effect any restrictions on ownership or transfer on such shares as described in “Description of Our Capital Stock—Restrictions on Transfer.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of our common stock with respect to which the Selling Stockholders have voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 32,061,922 shares of our common stock issued and outstanding on June 1, 2023. However, each Selling Stockholder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. See “Plan of Distribution.”

The Selling Stockholders named below and their permitted transferees or other successors may from time to time offer the shares of our common stock offered by this prospectus:

	Number of Shares of our Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of our Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of our Common Stock Beneficially Owned After Offering
Name of Selling Stockholders	Number	Percentage (1)		Number(2)	Percentage(1)
Canyon Capital Advisors LLC(3) (4) 2728 North Harwood Street, 2nd Floor Dallas, TX 75201	8,396,293	26.2%	8,396,293	0	0%
OCM Xb CBL-E Holdings, LLC(5) c/o Oaktree Capital Management 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90007	3,983,967	12.4%	3,983,967	0	0%

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* Less than one percent

(1) Applicable percentage ownership is based on 32,061,922 shares of common stock issued and outstanding as of June 1, 2023.

(2) Assumes the sale of all shares being offered pursuant to this prospectus.

(3) In a Schedule 13D/A filed on August 10, 2022 (the “Canyon 13D”) by Canyon Capital Advisors LLC (“CCA”), Mitchell R. Julis and Joshua S. Friedman: (i) CCA reported that it beneficially owns, and has sole voting power and sole dispositive power with respect to, 8,396,293 shares of Common Stock; (ii) Mr. Julis and Mr. Friedman each may be deemed to beneficially own and have shared voting power and shared dispositive power over all of the shares reported in the Canyon 13D, by virtue of the fact that they manage CCA and control entities which own 100% of CCA; and (iii) CCA is an investment advisor, direct or indirect, to various managed accounts, including those listed in the Canyon 13D, with the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Securities to be offered for sale include (i) 4,396,411 shares of common stock received by Canyon Capital Advisors LLC and the parties named in the Canyon 13D as described above in exchange for holdings of pre-petition debt of the Company and the Operating Partnership in connection with, and pursuant to the terms of, the Plan and (ii) 3,999,882 additional shares of common stock received by such parties in connection with the Company’s exercise of the optional exchange right under the Exchangeable Notes. The aggregate ownership of 8,396,293 shares of common stock of CCA and its affiliates is held as follows:

Legal Name of Selling Stockholder	Legal Description of Entity	Number of Shares of Common Stock Owned	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus
Canyon-ASP Fund, L.P.	Cayman Islands Exempted Limited Partnership	231,244	231,244
Canyon Balanced Master Fund, Ltd.	Cayman Islands Exempted Company	1,388,799	1,388,799
Canyon Distressed Opportunity Master Fund III, L.P.	Cayman Islands Exempted Limited Partnership	2,366,536	2,366,536
Canyon ESG Master Fund, L.P.	Cayman Islands Exempted Limited Partnership	188,755	188,755
Canyon Distressed TX (A) LLC	Delaware Limited Liability Company	186,384	186,384

Legal Name of Selling Stockholder	Legal Description of Entity	Number of Shares of Common Stock Owned	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus
Canyon Distressed TX (B) LLC	Delaware Limited Liability Company	147,392	147,392
The Canyon Value Realization Master Fund, L.P.	Cayman Islands Exempted Limited Partnership	2,337,593	2,337,593
Canyon-EDOF (Master) L.P.	Cayman Islands Exempted Limited Partnership	183,228	183,228
Canyon NZ-DOF Investing, L.P.	Delaware Limited Partnership	456,420	456,420
EP Canyon Ltd.	BVI Business Company	91,804	91,804
Canyon Value Realization Fund, L.P.	Delaware Limited Partnership	818,138	818,138
TOTALS		8,396,293	8,396,293

(4) This Selling Stockholder is an affiliate of a broker-dealer. The Selling Stockholder has represented to us that it purchased or otherwise received its shares of common stock being registered for resale in the ordinary course of its business. In addition, it has represented to us that, at the time of its purchase or other receipt of its shares of common stock being registered for resale, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.

(5) Based on information set forth in a Schedule 13D/A filed on April 22, 2022 (the “Oaktree 13D”), Oaktree Capital Management and several of its related parties reported ownership of an aggregate of 3,983,967 shares of common stock held directly by OCM Xb CBL-E Holdings, LLC (“Xb CBL-E”). Xb CBL-E reported having sole voting power and sole dispositive power over all of such reported shares. The Oaktree 13D further disclosed that the following additional parties joined in the filing in the following capacities: (a) Oaktree Fund GP, LLC (“Fund GP”) as the general partner of Xb CBL-E; (b) Oaktree Fund GP I, L.P. (“GP I”) as the managing member of Fund GP; (c) Oaktree Capital I, L.P. (“Capital I”) as the general partner of GP I; (d) OCM Holdings I, LLC (“Holdings I”) is the general partner and a limited partner of Capital I; (e) Oaktree Holdings, LLC (“Holdings”) as the managing member of Holdings I; (f) Oaktree Capital Group, LLC (“OCG”) as the managing member of Holdings; (g) Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) as the indirect owner of the class B units of OCG; (h) Brookfield Asset Management Inc. (“BAM”) as the indirect owner of the class A units of OCG; and (i) BAM Partners Trust (“BAM Partnership”) as the sole owner of Class B Limited Voting Shares of BAM. Each of Fund GP, GP I, Capital I, Holding I, Holdings, OCG, OCGH GP, BAM and BAM Partnership also reported having sole voting power and sole dispositive power over the shares held directly by Xb CBL-E. Securities to be offered for sale include (i) 1,821,984 shares of common stock received by Oaktree Capital Management and the parties named in the Oaktree 13D as described above in exchange for holdings of pre-petition debt of the Company and the Operating Partnership in connection with, and pursuant to the terms of, the Plan and (ii) 2,161,983 additional shares of common stock received by such parties in connection with the Company’s exercise of the optional exchange right under the Exchangeable Notes.

For information regarding material relationships and transactions within the past three years between the Company or any of our predecessors or affiliates and the Selling Stockholders, see the sections entitled “Election of Directors – Director Nominees,” “Corporate Governance Matters – Director Independence,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Person Transactions,” in the Company’s definitive proxy statement filed with the SEC with respect to our Annual Meeting of Stockholders to be held May 24, 2023 (the “2023 Proxy Statement”) incorporated by reference into this prospectus.

Additionally, as previously reported in the proxy statement with respect to the Company’s 2022 Annual Meeting of Stockholders, filed with the SEC on April 29, 2022 (the “2022 Proxy Statement”), current Company directors Marjorie L. Bowen, David J. Contis, David M. Fields and Robert G. Gifford, originally joined the Board as of the Effective Date after being recommended to the Company’s Nominating/Corporate Governance Committee and Board for consideration by an Ad Hoc Bondholder Group (which represented over 64% in aggregate principal amount of the pre-emergence unsecured notes and as of the Effective Date became the Company’s major post-emergence shareholders), in connection with the Company’s Chapter 11 reorganization process and pursuant to a formal search that was conducted by the Korn Ferry management consulting firm. The Selling Stockholders named above were all members of the Ad Hoc Bondholder Group. Former Company directors Jonathan M. Heller and Kaj Vazales also were recommended to our Board by the Ad Hoc Bondholder Group. Mr. Vazales joined the Board as of the Effective

Date, while Mr. Heller was initially appointed to the Board effective October 15, 2021, in connection with the Company’s Chapter 11 restructuring process. Subsequently, in connection with the implementation of the Plan on the Effective Date, Mr. Heller became the Non-Executive Chairman of the Company’s Board. Mr. Heller and Mr. Vazales both continued to serve as directors of the Company until they separately resigned from the Board in January 2023, in each case due to a change in such director’s principal business association. In making independence determinations with respect to Jonathan M. Heller and Kaj Vazales prior to each such director’s resignation, as discussed in the 2022 Proxy Statement, the Company’s Board of Directors considered the following factors involving their relationships with certain of the Selling Stockholders:

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With respect to Mr. Heller, the Board considered the fact that, at the time he joined the Board of Directors, Mr. Heller was a partner in Canyon Partners (together with its affiliates, “Canyon”), which advised certain funds and accounts (the “Canyon Funds”) which were Consenting Crossholders in the Chapter 11 Cases that held, or were deemed to beneficially own, in excess of 20% of the aggregate principal amount of the Operating Partnership’s then-outstanding public bonds and served as a lender under the Company’s pre-emergence Credit Agreement, and the fact that, as Consenting Crossholders, the Canyon Funds, on account of their Allowed Consenting Crossholder Claim(s), would receive their Pro Rata share of the Consenting Crossholder Claims Recovery Pool pursuant to the terms of the Plan; provided that each Consenting Crossholder entitled to receive New Senior Secured Notes on account of its Crossholder Claim also was entitled to make the Convertible Notes Election (all as defined in the Plan). The Board further considered the fact that, as a partner in Canyon, Mr. Heller had an indirect interest in the above-described transactions, which could be material, in that he had made an investment (indirectly, through his partnership interest in Canyon) in certain of the Canyon Funds whose portfolios include an investment in the Company and further, as a then-partner of Canyon, Mr. Heller could be expected to receive a portion of amounts received by Canyon related to the management and increase in value of certain of the Canyon Funds whose portfolios included an investment in the Company. Mr. Heller subsequently resigned from his position as a partner in Canyon in February 2022.

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With respect to Mr. Vazales, the Board considered the fact that certain funds and accounts advised by Oaktree Capital Management, L.P. (the “Oaktree Accounts”) were also Consenting Crossholders that held, or were deemed to beneficially own, in excess of 8% of the aggregate principal amount of the Operating Partnership’s then-outstanding public bonds and served as lenders under the Company’s then-primary Credit Agreement, and the fact that, as Consenting Crossholders, the Oaktree Accounts, on account of their Allowed Consenting Crossholder Claim(s), received their Pro Rata share of the Consenting Crossholder Claims Recovery Pool pursuant to the terms of the Plan; provided that each Consenting Crossholder entitled to receive New Senior Secured Notes on account of its Crossholder Claim also was entitled to make the Convertible Notes Election (all as defined in the Plan). The Board further considered the fact that, as Managing Director of Oaktree Capital Management, L.P. (together with its affiliates, “Oaktree”), Mr. Vazales could be deemed to have an indirect interest in the above-described transactions, which could be material, in that he may hold equity interests in, and/or receive allocations of incentive income with respect to, the Oaktree Accounts which are participants in the transactions described above. The Board also considered the fact that Mr. Vazales has directed that any cash or stock compensation he may receive as a member of the Company’s Board of Directors will be paid to Oaktree. Mr. Vazales subsequently resigned from his position as Managing Director of Oaktree in January 2023.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary description of our capital stock is not complete and for a more detailed description of these securities, you should refer to the applicable provisions of our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our Fifth Amended and Restated Bylaws, as amended (“Bylaws”) and our Stockholder Protection Rights Agreement, dated as of September 8, 2022 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent, each of which has been filed as exhibits to the periodic reports we file with the Securities and Exchange Commission (the “SEC”), as well as to applicable provisions of the laws of the State of Delaware, our state of incorporation, including without limitation the Delaware General Corporation Law (“DGCL”).

General

Under our Certificate of Incorporation, we have authority to issue 215,000,000 shares of all classes of capital stock, consisting of 200,000,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share. Under Delaware law, holders of both our common stock and our preferred stock generally are not responsible for our debts or obligations.

Our common stock is listed on the NYSE under the symbol “CBL.”

Pursuant to rights granted to us and the other limited partners in the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, each of the limited partners may, subject to certain conditions, exchange its limited partnership interests in the Operating Partnership for shares of our common stock or their cash equivalent, at the Company’s election.

Description of Preferred Stock

Subject to the limitations prescribed by our Certificate of Incorporation, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock, to fix the voting rights (full or limited, or no voting rights) and to fix the additional designations, powers, preferences and rights of each series and the qualifications, limitations and restrictions thereof, all without any further vote or action by our stockholders. In particular, the Board of Directors may determine for each such series any dividend rate, the date, if any, on which dividends will accumulate, the dates, if any, on which dividends will be payable, any redemption rights of such series, any sinking fund provisions, liquidation rights and preferences, and any conversion rights and voting rights. Our Certification of Incorporation also provides that, subject to the rights of the holders of any then-outstanding series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting power of our shares of capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.

Any preferred stock that we may issue in the future will be, when issued, fully paid and non-assessable and (unless otherwise provided in the applicable preferred stock designations) will have no preemptive rights. Both our preferred stock and our common stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Internal Revenue Code, which are described below under “Description of Our Capital Stock – Restrictions on Transfer.”

Description of Common Stock

Voting Rights and Election of Directors

Holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in our Certificate of Incorporation, the holders of those shares exclusively possess all voting power. Under our Certificate of Incorporation, except as otherwise required by law or the Certificate of Incorporation (including any preferred stock designation), holders of common stock will not be entitled to vote on any amendment to the Certificate of Incorporation (or to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote on any such amendment pursuant to the Certificate of Incorporation (including any preferred stock designation) or pursuant to the DGCL.

Under our Bylaws, directors are elected by the affirmative vote of the holders of a plurality of the shares of the common stock present or represented at the annual meeting of stockholders and entitled to vote thereon. Our Certificate of Incorporation provides that director vacancies may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by our stockholders). Neither our Certificate of Incorporation nor our Bylaws provides for cumulative voting in the election of directors. Since our 2014 Annual Meeting, following the declassification of our Board of Directors as approved by our stockholders, directors have been elected annually. While the issue is not currently addressed by either our Certificate of Incorporation or our Bylaws, our Corporate Governance Guidelines require that a majority of the members of our Board of Directors must be “independent” pursuant to independence standards set forth in an exhibit to the Corporate Governance Guidelines, which also requires a majority of our directors to be independent in accordance with applicable requirements for NYSE listed companies.

Additionally, in 2014 our Board of Directors amended our Corporate Governance Guidelines to implement a majority voting policy which provides that a director who is nominated in an uncontested election, and who receives a greater number of votes “withheld” from his or her election than votes “for” such election, is required to immediately tender his or her resignation to the Board of Directors for consideration. The Board’s Nominating/Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, which the Board will consider and publicly disclose its decision to either accept or reject the resignation within 90 days from the date of certification of the election results. A director whose resignation is being considered will not participate in the recommendation of the Nominating/Corporate Governance Committee or the decision of the Board of Directors.

Dividend and Liquidation Rights

Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) as may be declared from time to time by our Board of Directors from funds which are legally available, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to the holders of common stock. Holders of common stock are not entitled to any preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable.

Limitation of Liability of Directors

Our Certificate of Incorporation provides that, to the fullest extent the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment), no person who is or was a director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also provides that any repeal or amendment of this provision, or adoption of another, inconsistent provision, will, unless otherwise required by law, be prospective only (unless it permits us to further limit or eliminate the liability of directors), and shall not adversely affect any then-existing right.

Our Certificate of Incorporation also provides for indemnification against liabilities, losses and reasonably incurred expenses in connection with any covered proceeding (as defined therein) brought by reason of the fact that a covered person was serving as a director or officer of the Company, or by reason of a person’s service at the request of the Company, while a director, officer, employee or agent of the Company, as a director, officer, employee or agent of other specified entities. The Certificate of Incorporation also includes parallel provisions related to advancement of expenses, subject to an undertaking (if required by the DGCL) to repay amounts advanced if it shall ultimately be determined, by final judicial decision from which there is no further right to appeal that the indemnitee was not entitled to be indemnified. Our Bylaws include provisions consistent with the Certificate of Incorporation providing for indemnification and advancement of expenses, including provisions governing the right of a covered person to bring suit against the Company to enforce such rights (subject to the Company’s defenses and rights to recovery prescribed therein). Our Bylaws also specify that, in the event of a change of control of the Company (as defined therein), the determination of whether a covered person is entitled to indemnification will be made by independent legal counsel in a written opinion to our Board of Directors.

While our Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and cover officers and directors under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our Certificate of Incorporation and Bylaws, it provides greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by the stockholders to eliminate the rights it provides.

Related Party Transactions and Corporate Opportunities

Our Certificate of Incorporation includes a provision to the effect that (i) no contract or other transaction of the Company with any other person, firm, corporation or other entity in which the Company has an interest shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company, individually or jointly with others, may be a party to or may be interested in such contract or transaction so long as the contract or other transaction is approved by the Company’s Board or a duly authorized committee thereof in accordance with the DGCL and (ii) relieving any director or officer of the Company, in his or her capacity as such, from any personal liability relating solely to the fact that such matter was contracted for the benefit of any such person or any such firm or corporation. The Certificate of Incorporation also provides that neither the stockholders of the Company or any of their Affiliates or Related Funds, nor any Non-Employee Director of the Company or his or her Affiliates (all as defined in the Certificate of Incorporation), shall have any duty to refrain from (x) engaging in a corporate opportunity in the same or similar business activities or lines of business as the Company or any of its Affiliates is engaged or proposes to engage, (y) making investments in any kind of property in which the Company makes or may make investments or (z) otherwise competing with the Company or any of its Affiliates, and provides that, to the fullest extent permitted by the DGCL, no such person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Company or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Company or its stockholders or (B) be liable to the Company or its stockholders for breach of any fiduciary duty, in each case, by reason of any such activities (the “Corporate Opportunity Exculpation Clause”). The Certificate of Incorporation includes a similar Corporate Opportunity Exculpation Clause providing that no such covered individual shall have any obligation to communicate or offer such an opportunity to the Company and its affiliates, and that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity both for the Company (or any of its affiliates) and for any such Non-Employee Director of the Company or his or her Affiliates and the Company or any of its Affiliates, except for any corporate opportunity expressly offered to a Non-Employee Director solely in his or her capacity as a director (or officer, if applicable) of the Corporation. The Certificate of Incorporation further states that, to the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the Company shall be deemed to have notice of and to have consented to these provisions.

Forum Selection Provision

Our Certificate of Incorporation includes a forum selection provision which provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or Federal court located within the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company, or by any stockholder of the Company, to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or pursuant to any provision of our Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine.

The Certificate of Incorporation states that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to such forum selection provisions. Additionally, the Certificate of Incorporation provides that, if an action covered by such forum selection clause is filed in the name of any stockholder in a court not located in the State of Delaware without the approval of our Board of Directors, such stockholder shall be deemed to have consented (a) to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in such court to enforce such clause and (b) to having service of process made upon such stockholder therein by service upon such stockholder’s counsel in the applicable action.

Other Provisions of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

Director Removal or Resignation. Our Certificate of Incorporation provides that, subject to the right of holders of any series of preferred stock separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause but only by the affirmative vote of the holders of a majority of the then outstanding shares entitled to vote in the election of directors, voting together as a single class. Our Bylaws provide that a director may resign at any time; however, any such resignation must be provided in written form (which may be delivered via email or other electronic transmission) and will be effective at the time the notice is received by the Secretary of the Company.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the Board of Directors, or by a stockholder who has complied with the advance notice procedures by giving timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected. The only business that may be conducted at a meeting is business that has been brought before the meeting by or at the direction of the Board of Directors (including proposals properly made in accordance with Rule 14a-8 under the Exchange Act and brought before the meeting at the direction of the Board) or by a stockholder who has given timely written notice containing specified information to the Secretary of the stockholder’s intention to bring the business before the meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. Our Bylaws also provide that no stockholder that has provided timely notice of a director nomination pursuant to the requirements of the Bylaws shall be permitted to submit any additional or substitute nominations of persons for election as directors following the expiration of the time period described in the preceding sentence.

Our Bylaws require that a notice pertaining to business to be brought before a meeting of our stockholders (other than nominations for directors) also must contain certain information specified in the Bylaws in order to allow for full consideration by the Board of Directors and stockholders of issues relevant to (A) the status of any person introducing such business as a stockholder of the Company entitled to do so and qualified to vote on the matter, (B) prescribed information concerning various direct or indirect interests in securities of the Company held by the proponent, (C) any other direct or indirect interests that the proponent may have in the proposed business, and (D) a commitment of the proponent to appear in person or by proxy at the stockholder meeting to present such business, and information concerning whether the proponent or specified related parties intend to solicit proxies for such meeting.

Any notice pertaining to stockholder nominations of candidates for election as directors also must contain certain information specified in the Bylaws in order to allow for full consideration by the Board of Directors and stockholders of issues relevant to (A) the qualifications of any stockholder-nominated candidate to serve as a director of the Company, (B) the status of any person introducing such director nomination or other business as a stockholder of the Company entitled to do so and qualified to vote on the matter, (C) prescribed information concerning various direct or indirect interests in securities of the Company held by the proponent or by the director nominee, (D) any relationships between the stockholder proponent and any director nominee (including any Voting Commitment (as defined in the Bylaws) made by the proposed nominee), or any direct or indirect interests of either party in such director nomination (including a description of all direct and indirect compensation or other material monetary agreements, arrangements or understandings during the past 3 years, and any other material relationships between the proposed nominee and other specified parties, including the proponent) and (E) a commitment of the proponent to appear in person or by proxy at the stockholder meeting to present such nomination, and information concerning whether the proponent or specified related parties intend to solicit proxies for such meeting. Our Bylaws also require that no person may solicit proxies in support of a director nominee other than the Board’s nominees unless such person complies with Rule 14a-19 under the Exchange Act, including applicable notice and solicitation requirements. A stockholder submitting a nomination must (i) make a representation as to whether such stockholder intends to solicit proxies in support of their nominees from the holders of at least 67% of the voting power of the Company’s outstanding stock entitled to vote in the election of directors, (ii) promptly notify the Company if such stockholder subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act and (iii) deliver reasonable evidence of compliance with the proxy solicitation requirements of Rule 14a-19(a)(3) under the Exchange Act at least eight (8) business days prior to the applicable meeting. Our Bylaws also provide that if any stockholder (A) provides the notice described above pursuant to Rule 14a-19(b) under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, including providing the Company with the notices required thereunder in a timely manner, then the Company shall disregard any proxies or votes solicited for such stockholder’s proposed nominee(s).

Our Bylaws also provide that the number of proposed directors nominated by a stockholder may not exceed the number of directors that constitute the Whole Board (as defined below) at the time of any such nomination (or, if applicable, such greater or lesser number of directors to be elected at the applicable annual or special meeting). Any stockholder proposing the nomination of candidates for election as directors or other business also must update and supplement any such notices, if necessary, such that the required information is true and correct as of the meeting record date and as of the date that is 10 business days prior to the meeting and any adjournment or postponement of the meeting. Further, any stockholder soliciting proxies (in support of one or more candidates for election as directors or in support of other business) must use a proxy card color other than white.

Written Consent of Stockholders and Calling of Special Meetings. Our Certificate of Incorporation, as well as our Bylaws, require all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and do not permit action by stockholder consent. Our Certificate of Incorporation and Bylaws provide that a special meeting may be called by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies (the “Whole Board”) and shall be called by the Secretary and the Board upon the delivery of a written request from of the holders of a majority of the outstanding shares of our common stock (as “Stockholder-Requested Meeting”). Our Bylaws provide that, to be valid, such a written request must (i) be in writing, signed and dated by or on behalf of one or more stockholder(s) of record representing at least a majority of the outstanding shares of common stock, (ii) set forth the proposed date, time and place of the special meeting (which may not be earlier than sixty (60) days after the date the request is delivered (or ninety (90) days in the case of a Stockholder-Requested Meeting to elect directors), provided that such proposed date, time and place shall not be binding on the Company or the Board), (iii) set forth a statement of the purpose or purposes of and the matters proposed to be acted on at the special meeting, (iv) include the required information described under “Advance Notice Requirements” above and (v) be delivered personally or sent by certified or registered mail, return receipt requested, to the Secretary at the principal executive offices of the Company.

Amendments to Certificate of Incorporation. Amending our Certificate of Incorporation requires approval by both (i) the affirmative vote of a majority of our Board of Directors and (ii) the affirmative vote of the holders of a majority of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in addition to any other approval that may be required by of the holders of any class or series of such stock pursuant to the Certificate of Incorporation or applicable law.

Bylaw Amendments. Amending our Bylaws requires either (i) the approval of a majority of the Whole Board or (ii) approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote generally in the election of directors (in addition to any separate class vote, if required by the Certificate of Incorporation or applicable law).

Lost Certificates. Our Bylaws include specified requirements concerning the replacement of any stock certificate claimed to have been lost, stolen, destroyed or wrongfully taken, including allowing us to request an appropriate bond as a condition to such replacement, and provide that if the owner fails to notify the Company of such event within a reasonable time and the Company registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting a related claim against the Company.

Non-Applicability of Delaware Anti-Takeover Statute

While we are a Delaware corporation, under our current Certificate of Incorporation we are not subject to Section 203 of the DGCL (which had previously applied to the Company under our Amended and Restated Certificate of Incorporation prior to the Company’s emergence from reorganization under Chapter 11 of the United States Bankruptcy Code in November 2021). In general, when it applies Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of a company’s outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with any covered company for three years following the date that person becomes an interested stockholder (subject to certain exceptions specified in Section 203).

Rights Agreement

On September 8, 2022, our Board of Directors declared a dividend of one right (a “Right”) for each outstanding share of our common stock held of record at the close of business on September 22, 2022 (the “Record Time”) or issued thereafter and prior to the Separation Time (as hereinafter defined) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights were issued pursuant to a Stockholder Protection Rights Agreement, dated as of September 8, 2022 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). Each Right entitles its registered holder to purchase from the Company, after the Separation Time, one share of common stock or one one-thousandth of a share of Participating Preferred Stock, par value $0.001 per share (“Participating Preferred Stock”), for $150.00 (the “Exercise Price”), subject to adjustment.

The Rights will be evidenced by the common stock certificates (or, in the case of uncertificated shares of common stock, by the registration of the associated common stock on the Company’s stock transfer books) until the Separation Time, which is defined as the next business day following the earlier of (either, the “Separation Time”) (i) the tenth business day (or such later date as our Board of Directors may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) commences a tender or exchange offer which, if consummated, would result in such Person’s becoming an Acquiring Person, as defined below, and (ii) the Flip-in Date (as defined below); provided that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time; and provided further that if a tender or exchange offer referred to in clause (i) is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made. A Flip-in Date will occur on any Stock Acquisition Date (as defined below) or such later date and time as our Board of Directors may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred. A Stock Acquisition Date means the first date on which we announce that a Person has become an Acquiring Person, which announcement makes express reference to such status as an Acquiring Person. An Acquiring Person is any Person having Beneficial Ownership (as defined in the Rights Agreement) of 10% or more of the outstanding shares of common stock, which term shall not include (i) any Person who is the Beneficial Owner of 10% or more of the outstanding common stock at the time of the first public announcement of the Rights Agreement and who continuously thereafter is the Beneficial Owner of 10% or more of the outstanding shares of common stock, until such time thereafter as such Person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of common stock that, in the aggregate, amount to 0.1% or more of the outstanding common stock, (ii) any Person who shall become the Beneficial Owner of 10% or more of the outstanding common stock solely as a result of an acquisition of common stock by the Company, until such time as such Person acquires additional common stock, other than through a stock dividend, stock split or reclassification, aggregating 0.1% or more of the outstanding common stock, or any Person who becomes the Beneficial Owner of 10% or more of the outstanding common stock solely as a result of the occurrence of a Flip-in Date which has not resulted from the acquisition of Beneficial Ownership of common stock by such Person, (iii) any Person who becomes the Beneficial Owner of 10% or more of the outstanding common stock without any plan or intent to seek or affect control of the Company if such Person promptly divests sufficient securities such that such 10% or greater Beneficial Ownership ceases or (iv) any Person who Beneficially Owns shares of common stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares owned by such Person and its affiliates and associates at the time of such grant and (C) shares, amounting to less than 1% of the outstanding common stock, acquired by affiliates and associates of such Person after the time of such grant. Beneficial Ownership includes, solely for purposes of determining whether any Person is an Acquiring Person, shares Constructively Owned (as defined in the Rights Agreement) in respect of which a Person has a Synthetic Long Position (as defined in the Rights Agreement). The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the common stock. Common stock certificates issued after the Record Time but prior to the Separation Time (or the registration of common stock in the Company’s stock transfer books with respect to uncertificated shares) shall evidence one Right for each share of common stock represented thereby and such certificates (or confirmation of registration with respect to uncertificated shares) shall contain a legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Notwithstanding the absence of the aforementioned legend, certificates evidencing shares of common stock outstanding at the Record Time (or registration) shall also evidence one Right for each share of common stock evidenced thereby. Promptly following the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”) will be delivered to holders of record of common stock at the Separation Time.

The Rights will not be exercisable until the Separation Time. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the date on which the Rights are redeemed as described below, (iii) the close of business on September 8, 2023 and (iv) immediately prior to the effective time of a consolidation, merger or statutory share exchange that does not constitute a Flip-over Transaction or Event, as defined below, in which the common stock is converted into, or into the right to receive, another security, cash or other consideration.

The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a common stock dividend on, or a subdivision or a combination into a smaller number of shares of, common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for common stock.

In the event that prior to the Expiration Time a Flip-in Date occurs, we will take such action as shall be necessary to ensure and provide that each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights shall become void) shall constitute the right to purchase from the Company, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of our common stock having an aggregate Market Price (as defined in the Rights Agreement), on the Stock Acquisition Date that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price.

Promptly after the Flip-in Date, the Company will amend the agreement of limited partnership of its operating partnership or take such other actions as may be required to ensure that, in its sole discretion, each holder of limited partnership units (other than the Company, an Acquiring Person or an Affiliate or Associate of an Acquiring Person) will not be unfairly diluted as a result thereof.

Our Board of Directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of common stock, elect to exchange all (but not less than all) the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of common stock at an exchange ratio of one share of common stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the “Exchange Ratio”). Immediately upon such action by the Board of Directors (the “Exchange Time”), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of common stock equal to the Exchange Ratio.

Whenever the Company shall become obligated, as described in the preceding paragraphs, to issue shares of common stock upon exercise of or in exchange for Rights, the Company, at its option, may substitute therefor shares of Participating Preferred Stock, at a ratio of one one-thousandth of a share of Participating Preferred Stock for each share of common stock so issuable.

In the event that prior to the Expiration Time the Company enters into an agreement with respect to, consummates or permits to occur a transaction or series of transactions after a Flip-in Date in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a statutory share exchange with any other Person if, immediately prior to the consolidation, merger or share exchange or at the time the Company enters into an agreement with respect to such consolidation, merger or statutory share exchange, the Acquiring Person controls our Board of Directors or is the Beneficial Owner of 50% or more of the outstanding shares of common stock and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or statutory share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of common stock or (B) the Person with whom such transaction or series of transactions occurs is the Acquiring Person or its associate or affiliate or (ii) the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of the Company and its subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly owned subsidiaries) or to two or more such Persons which are affiliated or otherwise acting in concert, if, at the time the Company (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person controls the Board of Directors of the Company (any such transaction or event described in clause (i) or (ii) of this sentence, a “Flip-over Transaction or Event”), the Company shall not enter into, consummate or permit to occur such Flip-over Transaction or Event unless and until it shall have entered into a supplemental agreement with the Person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the “Flip-over Entity”), for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to the Rights Agreement. For purposes of the foregoing description, the term “Acquiring Person” shall include any Acquiring Person and its affiliates and associates counted together as a single Person.

Our Board of Directors may, at its option, at any time prior to the Flip-in Date, redeem all (but not less than all) the then outstanding Rights at a price of $0.001 per Right (the “Redemption Price”), as provided in the Rights Agreement. Immediately upon the action of our Board of Directors electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash or securities for each Right so held.

The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends.

The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to a person or group that acquires 10% or more of the common stock unless the Rights are first redeemed, or the Rights Agreement terminated, by our Board of Directors. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and our stockholders because the Rights can be redeemed, or the Rights Agreement terminated, on or prior to the Flip-in Date, before the consummation of such transaction.

Operating Partnership Distributions Fund Dividends on Our Capital Stock

Because the Company conducts substantially all of its operations through our Operating Partnership, our ability to service our debt obligations, as well as our ability to pay dividends on our common and any outstanding preferred stock depends almost entirely upon the earnings and cash flows of the Operating Partnership and the ability of the Operating Partnership to make distributions to the Company on our ownership interests in the Operating Partnership. Under the Delaware Revised Uniform Limited Partnership Act, the Operating Partnership is prohibited from making any distribution to us to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Operating Partnership (other than some non-recourse liabilities and some liabilities to the partners) exceed the fair value of the assets of the Operating Partnership.

Restrictions on Transfer

For us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of our gross income must be from particular activities.

To ensure that we remain a qualified REIT, our Certificate of Incorporation contains provisions, collectively referred to as the ownership limit provision, restricting the acquisition of shares of our capital stock. The ownership limit generally prohibits ownership of more than 9.9% of the outstanding shares of our capital stock (or of any class of such stock) by any single stockholder, either directly or constructively as determined through the application of applicable provisions of the Internal Revenue Code. Our Certificate of Incorporation also establishes modified Existing Holder Limits and Existing Constructive Holder Limits (each as defined in the Certificate of Incorporation), applicable as of the effective date of our emergence from Chapter 11 reorganization on November 1, 2021, for any person that owned shares of our common stock in excess of the otherwise applicable 9.9% Ownership Limit and 9.9% Constructive Ownership Limit as of such date. Pursuant to these provisions, as of November 1, 2021, we had two stockholder groups subject to such limits: Oaktree Capital Group, LLC and certain of its affiliates (“Oaktree”), and (ii) Canyon Capital Advisors LLC and certain of its affiliates (“Canyon”). On the Limitation Date, Oaktree and Canyon held shares of our common stock and 7% Secured Exchangeable Notes due 2028 (“Exchangeable Notes”). Exchangeable Notes were exchangeable at any time prior to their maturity, with the Company having the ability to elect whether to consummate the exchange in cash, common stock, or a combination thereof. On the Limitation Date, Oaktree held 19.0% of the outstanding common stock, after giving effect to shares that could be acquired upon the exchange of Exchangeable Notes held by Oaktree in addition to common stock held by Oaktree on such date. On the Limitation Date, Canyon held 33.1% of the outstanding common stock, after giving effect to shares that could be acquired upon the exchange of Exchangeable Notes held by Canyon in addition to common stock held by Canyon on such date. These Existing Holder Limits will continue to apply to each of such holders unless they request, and our Board of Directors grants, a waiver that would allow a further increase to either of such Existing Holder Limits as described in the next paragraph.

Our Board of Directors may, subject to certain conditions, waive the applicable ownership limit upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel to the effect that such ownership will not jeopardize our status as a REIT. The ownership limit provision will cease to apply only if our Board of Directors determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

Any issuance or transfer of capital stock to any person (A) in excess of the applicable ownership limit, (B) which would cause us to be beneficially owned by fewer than 100 persons or (C) which would result in the Company being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, will be null and void and the intended transferee will acquire no rights to the stock. Our Certificate of Incorporation provides that any acquisition and continued holding or ownership of our capital stock constitutes a continuous representation of compliance with the applicable ownership limit by the beneficial or constructive owner of such stock.

Any purported transfer or other event that would, if effective, violate the ownership limit or cause the Company to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, will be deemed void ab initio with respect to that number of shares of our capital stock that would be owned by the transferee in excess of the applicable ownership limit provision. Such shares would automatically be transferred to a trust with the Company or its designated successor serving as trustee, for the exclusive benefit of a charitable beneficiary to be designated by us.

Any shares so held in trust will be issued and outstanding shares of our capital stock, entitled to the same rights and privileges as all other issued and outstanding shares of capital stock of the same class and series. All dividends and other distributions paid by us with respect to the shares held in trust will be held by the trustee for the benefit of the designated charitable beneficiary. The trustee will have the power to vote all shares held in trust from and after the date the shares are deemed to be transferred into trust. The prohibited owner will be required to repay any dividends or other distributions received by it which are attributable to the shares held in trust if the record date for such dividends or distributions was on or after the date those shares were transferred to the trust. We can take all measures we deem necessary in order to recover such amounts, including, if necessary, withholding any portion of future dividends payable on other shares of our capital stock held by such prohibited owner.

Within twenty (20) days after receiving notice from the Company that the shares have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the applicable ownership limitations (a “permitted transferee”). The trustee will pay to the aforementioned prohibited owner the lesser of: (i) the price paid by such prohibited owner for the shares or, if such prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction or a Non-Transfer Event (as defined in the Certificate of Incorporation)), the Market Price (generally, the last reported sale price for the shares on the NYSE) on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale of such shares to the permitted transferee (net of any commissions and other expenses of sale). The excess (if any) of (x) the sale proceeds from the transfer to the permitted transferee over (y) the amount paid to the prohibited owner, will be distributed to the charitable beneficiary.

We or our designee will have the right to purchase any shares-in-trust, within a limited period of time, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift, devise or other such transaction or a Non-Transfer Event (as defined), the Market Price (generally, the last reported sale price for the shares on the NYSE) at the time of such gift, devise or Non-Transfer Event) and (ii) the Market Price on the date that we, or our designee, accept such offer.

The ownership limit provision will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limit would require an amendment to our Certificate of Incorporation. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the Company without the approval of our Board of Directors.

All certificates representing shares of any class of stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as may be required by the Treasury Regulations promulgated under the Internal Revenue Code) of the value of our outstanding shares of capital stock must file an affidavit with us containing the information specified in our Certificate of Incorporation before January 30 of each year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT
OF CBL & ASSOCIATES LIMITED PARTNERSHIP

The following is a summary of the material terms and provisions of the Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership, which we refer to as the “Operating Partnership Agreement.” Capitalized terms used and not otherwise defined below have the meanings assigned to such terms in the Operating Partnership Agreement. For more detail, you should refer to the Operating Partnership Agreement itself, a copy of which was filed as an exhibit to our Current Report on Form 8-K filed pursuant to the Exchange Act with the SEC on November 2, 2021.

Management of the Operating Partnership

The Operating Partnership is a Delaware limited partnership that originally was formed on July 16, 1993. The general partner of the Operating Partnership, CBL Holdings I, Inc., is a Delaware corporation that is a wholly owned subsidiary of the Company (the “General Partner”). The limited partners of the Operating Partnership are CBL

Holdings II, Inc., a Delaware corporation that is another wholly owned subsidiary of the Company, and other limited partners consisting of unaffiliated third parties who hold limited partnership interests in the Operating Partnership. The Operating Partnership currently is governed by the terms of its Fifth Amended and Restated Agreement of Limited Partnership, which was approved as of the Effective Date in connection with the Company’s emergence from the Chapter 11 Cases.

As sole shareholder of the General Partner, the Company has the power to cause the Operating Partnership to do all things necessary to conduct the business of the Operating Partnership and its subsidiaries, including without limitation: (i) approval of all expenditures and management of funds of the Operating Partnership, including all lending or borrowing of money; (ii) the acquisition, disposition, use and management of all real estate and other assets of the Operating Partnership, including the negotiation, execution and performance of all related contracts, mortgages, deeds of trust or other instruments and controlling all decisions as to whether to use cash or Company common stock to satisfy any exchange rights that limited partners may exercise under the Operating Partnership Agreement; (iii) all distributions of cash or other assets of the Operating Partnership; (iv) the selection, employment and dismissal of all officers, employees and outside agents, professionals or contractors as needed to carry out the business of the Operating Partnership; (v) the making of all required tax, regulatory and other filings for the Operating Partnership; (vi) maintenance of insurance for the benefit of the Operating Partnership and its partners; (vii) control over the Operating Partnership’s formation, acquisition of interests in and contribution of property to any other partnerships, joint ventures or limited liability companies to further its business, including the right to vote any interests held by the Operating Partnership in such other entities; (viii) the control of any legal or administrative proceedings or other forms of dispute resolution concerning claims or matters affecting the rights and obligations of the Operating Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any such matter, any related indemnification obligations, and legal representation and expenses of the Operating Partnership related thereto; (ix) determination of the fair market value of any property of the Operating Partnership distributed in kind; and (x) the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Operating Partnership and another person that is not prohibited under the Operating Partnership Agreement. Under the Operating Partnership Agreement, the General Partner is generally prohibited from, directly or indirectly, entering into or conducting any business other than in connection with the ownership, acquisition and disposition of Operating Partnership interests, management of the business of the Operating Partnership and related activities.

The General Partner may not be removed by the limited partners of the Operating Partnership and the limited partners, in such capacity, do not have any right to vote on any matter concerning, or otherwise take part in the operation, management or control of, the business and affairs of the Operating Partnership, except as specifically provided in the Operating Partnership Agreement and as required by applicable law. Pursuant to the Operating Partnership Agreement, each limited partner agrees that the General Partner, subject to limited exceptions, is authorized to execute, deliver and perform each of the agreements and transactions falling within the scope of the General Partner’s authority as described above on behalf of the Operating Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of the Operating Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act (“Delaware RULPA”) or any applicable law, rule or regulation, to the full extent permitted under the Delaware RULPA or other applicable law. The Operating Partnership Agreement also provides that the Limited Partners, including any officer, director, employee, agent, trustee, affiliate or shareholder of any Limited Partner, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Operating Partnership, including business interests and activities in direct or indirect competition with the Operating Partnership.

Transferability of Interests

The General Partner may not withdraw from the Operating Partnership and, in general, is not permitted to transfer its interest in the Operating Partnership, in whole or in part. The General Partner also is required to use its commercially reasonable efforts (as determined by the General Partner in its sole discretion exercised in good faith) to take certain steps prescribed in the Operating Partnership Agreement to prevent the Operating Partnership from being classified as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code.

Subject to certain limitations set forth in the Operating Partnership Agreement, limited partners generally may transfer their interests in the Operating Partnership, subject to obtaining the consent of the General Partner, which consent may be withheld for one of the reasons listed below, or if the General Partner determines in its sole discretion, exercised in good faith, that such a transfer would cause the Operating Partnership or any or all of the partners, other than the limited partner seeking to transfer its rights as a limited partner, to be subject to tax liability as a result of such transfer. The General Partner may prohibit any transfer of an interest by a limited partner for any of the following reasons, each as detailed under the terms of the Operating Partnership Agreement: (i) if the transfer could violate applicable securities laws; (ii) if the transfer could affect the tax status of the Operating Partnership; (iii) if the transfer could result in units being held by any lender to the Operating Partnership whose loan constitutes a Nonrecourse Liability (as defined in Section 1.752-2(a)(2) of Income Tax Regulations promulgated under the Internal Revenue Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations) (the “Tax Regulations”)); (iv) to any person or entity who lacks the legal right, power or capacity to own an Operating Partnership interest; (v) in violation of applicable law; (vi) if in the opinion of legal counsel to the Operating Partnership, such transfer would cause a termination of the Operating Partnership for federal or state income tax purposes (subject to limited exceptions); (vii) if in the opinion of counsel to the Operating Partnership, such transfer would cause the Operating Partnership to cease to be classified as a partnership for federal income tax purposes (subject to limited exceptions); (viii) if such transfer would cause the Operating Partnership to become, with respect to any employee benefit plan subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Internal Revenue Code); (ix) if such transfer would, in the opinion of counsel to the Operating Partnership, cause any portion of the assets of the Operating Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101; (x) if such transfer requires the registration of such interest pursuant to any applicable federal or state securities laws; (xi) if such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Internal Revenue Code or such transfer causes the Operating Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Internal Revenue Code; (xii) if such transfer subjects the Operating Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; (xiii) if such transfer could otherwise adversely affect the ability of the Company to remain qualified as a REIT; or (xiv) if in the opinion of legal counsel for the Operating Partnership, such transfer would adversely affect the ability of the Company to continue to qualify as a REIT or subject the REIT to any additional taxes under Section 857 or Section 4981 of the Internal Revenue Code. Limited partners also are prohibited from transferring any component portion of an Operating Partnership interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of such interest, and do not have the right to substitute a transferee as a Substituted Limited Partner in the Operating Partnership without the consent of the General Partner.

Amendments of the Partnership Agreement

Except to the extent expressly otherwise provided below, the Operating Partnership Agreement may not be amended unless such amendment is approved by the General Partner with the prior Consent (in general, requiring the affirmative consent of holders of a majority of the Percentage Interests held by limited partners) of the limited partners; provided that no amendment of the Operating Partnership Agreement may be made without the consent of all of the affected limited partners if such amendment (i) converts any limited partner’s interest in the Operating Partnership into a general partnership interest (other than the General Partner if the General Partner is also a limited partner), (ii) modifies the limited liability of any limited partner (if the General Partner is also a limited partner), or (iii) alters or modifies the rights described under “Redemption/Exchange Rights” below in a manner adverse to such partner.

Notwithstanding the foregoing, the General Partner has the power, without the consent of any limited partner, to amend the Operating Partnership Agreement as may be required to facilitate or implement any of the following: (i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any affiliate of the General Partner for the benefit of the limited partners; (ii) to reflect the admission, substitution, termination or withdrawal of partners in accordance with the Operating Partnership Agreement; (iii) to set forth the rights, powers and duties of the holders of any additional partnership units issued pursuant to the Operating Partnership Agreement (including, without limitation, amending the distribution and allocation provisions set forth therein); (iv) to reflect any change that does not adversely affect the limited partners in any material respect, to cure any ambiguity, to correct or supplement any defective provision in the Operating Partnership Agreement or to make other changes with respect to matters arising under the Operating Partnership Agreement that will not be inconsistent with any other provision thereof; and (v) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulations of a federal or state agency or contained in federal or state law.

Distributions to Unitholders

The Operating Partnership Agreement provides that the General Partner shall have the exclusive right and authority to declare and cause the Operating Partnership to make distributions as and when the General Partner deems appropriate or desirable in its sole discretion. It also provides that, for so long as the Company elects to qualify as a REIT, the Operating Partnership shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the Company as a REIT, to make distributions to the Partners in amounts such that the Company will receive amounts sufficient to enable it to pay shareholder dividends that will (i) satisfy the requirements for qualification as a REIT under the Internal Revenue Code and the Tax Regulations and (ii) avoid any federal income or excise tax liability for the Company.

Redemption/Exchange Rights

Subject to certain limitations, limited partners have the right to require the Company and the Operating Partnership to redeem or exchange part or all of their units for, at the General Partner’s option, cash, Company common stock or a combination of cash and Company common stock with a value equal to the fair market value of an equivalent number of shares of Company common stock (subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events).

Issuance of Additional Units

Without the consent of any limited partner, the General Partner may from time to time cause the Operating Partnership to issue to the partners (including the General Partner) or other persons additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to the current limited partnership units of the Operating Partnership, and admit any such other person as an additional limited partner.

Tax Matters

The General Partner has authority to make tax elections under the Internal Revenue Code on behalf of the Operating Partnership. In addition, for taxable years beginning before January 1, 2018, the General Partner is the “tax matters partner” of the Operating Partnership. For tax years beginning on or after January 1, 2018, the General Partner shall act as or appoint the “partnership representative” to act on behalf of the Operating Partnership for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the Internal Revenue Service.

Term

The Operating Partnership shall continue until December 31, 2090 (as such date may be extended by the General Partner in its sole discretion), unless it is dissolved upon the occurrence of the earliest of the following events: (i) an event of withdrawal of the General Partner, as defined in the Delaware RULPA (other than an event of Bankruptcy), unless, within ninety (90) days after the withdrawal a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner; (ii) the election to dissolve the Operating Partnership made in writing by the General Partner in its sole discretion after December 31, 2090; (iii) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware RULPA; (iv) the sale of all or substantially all the assets of the Operating Partnership for cash or marketable securities (subject to any required Consent of the limited partners); (iv) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or within ninety (90) days after the entry of such order or judgment a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner; or (v) dissolution required by operation of law.

Indemnification and Limitation of Liability

The Operating Partnership Agreement provides that the General Partner and its directors and officers shall not be liable for monetary damages to the Operating Partnership, any partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner acted in good faith. It further provides that the limited partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the General Partner’s shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to limited partners or Assignees or to such shareholders) in deciding whether to cause the Operating Partnership to take (or decline to take) any actions and that the General Partner shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions, provided, however, that the General Partner has acted in good faith.

Subject to certain limitations set forth therein, the Operating Partnership Agreement also provides that, to the maximum extent permitted by applicable law at the time, the Operating Partnership, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify each Indemnitee (as defined below) from and against any and all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes pursuant to ERISA, and penalties and amounts paid in settlement) reasonably incurred or suffered by the Indemnitee and relating to the Operating Partnership or the General Partner or the formation, operations of or ownership of property by, either of them as set forth in the Operating Partnership Agreement in any proceeding in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise. An Indemnitee is defined as (a) any Person made a party to a proceeding or threatened with being made a party to a proceeding by reason of its status as (i) the General Partner, (ii) a limited partner or (iii) an officer of the Operating Partnership (or any Subsidiary or other entity in which the Operating Partnership owns an equity interest) or a trustee/director, officer or shareholder of the General Partner (or any Subsidiary or other entity in which the General Partner owns an equity interest (so long as the General Partner’s ownership of an interest in such entity is not prohibited under the agreement) or for which the General Partner, acting on behalf of the Operating Partnership, requests the trustee/director, officer or shareholder to serve as a director, officer, trustee or agent, including serving as a trustee of an employee benefit plan) and (b) such other Persons (including Affiliates of the General Partner, a limited partner or the Operating Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

Any such indemnification is to be made only out of the assets of the Operating Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitees, and neither the General Partner nor any limited partner shall have any obligation to contribute to the capital of the Operating Partnership or otherwise provide funds to enable the Operating Partnership to fund such indemnification.

Arbitration Clause

The Operating Partnership Agreement provides that any dispute, controversy, suit, action or proceeding arising out of or relating thereto, other than injunctive relief, will be resolved exclusively by arbitration, pursuant to procedures set forth in the Operating Partnership Agreement. It also provides that, if such agreement to arbitrate is held invalid or unenforceable, then, to the extent not prohibited by applicable law that cannot be waived, each partner and the Operating Partnership waive and covenant that the partner and the Operating Partnership will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any action arising in whole or in part under or in connection with the Operating Partnership Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of the material U.S. federal income tax considerations associated with an investment in our securities is based on current law, is for general information only, and is not tax advice. This summary is based on the Internal Revenue Code, Treasury Regulations, administrative interpretations and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will not assert, and that a court will not sustain, a position contrary to any of the tax consequences described below. Furthermore, the following discussion is not exhaustive of all possible tax considerations applicable to our Company as a REIT and to our security holders. It does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of United States federal income taxation that may be relevant to a security holder in light of his or her particular circumstances or to stockholders who are subject to special treatment under the United States federal income tax laws.

This summary deals only with offered securities held as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code) and does not address all of the tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation, financial institutions, insurance companies, dealers in securities or currencies, persons subject to the mark-to-market rules of the Internal Revenue Code, persons that will hold our common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, entities treated as partnerships for U.S. federal income tax purposes, U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons subject to the alternative minimum tax provisions of the Internal Revenue Code and, except as expressly indicated below, tax-exempt organizations.

In addition, if a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a holder of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders that are partnerships, and partners in such partnerships, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding and disposing of our offered securities.

Each prospective purchaser of the offered securities is advised to consult his or her own tax advisor regarding the specific tax consequences to the purchaser of the purchase, ownership and sale of the offered securities and of our election to be taxed as a REIT, including the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in our Company, including the possibility of United States income tax withholding on our distributions.

Taxation of CBL

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year ended December 31, 1993. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in a manner qualifying us for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, although no assurances can be given that we will operate in a manner necessary to qualify or remain qualified as a REIT.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Internal Revenue Code sections that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and Treasury Regulations, and administrative and judicial interpretations of the applicable Internal Revenue Code provisions and Treasury Regulations.

In connection with this filing, Husch Blackwell LLP has rendered an opinion to us that (i) we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code during our taxable years ended December 31, 2005 through December 31, 2022, (ii) if we continue to be organized and operated after December 31, 2022 in the same manner, we will continue to qualify as a REIT, and (iii) the disclosure statements under this heading “Material U.S. Federal Income Tax Considerations” constitute their opinion with respect to tax matters. This opinion is conditioned upon certain assumptions and representations made by us to Husch Blackwell LLP as to factual matters relating to our organization, operation and income, and upon certain representations made by our Chief Legal Officer to Husch Blackwell LLP as to factual and legal matters relating to our income. Husch Blackwell LLP’s opinion also is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws. The tax opinion of Husch Blackwell LLP is limited to this discussion under the heading “Material U.S. Federal Income Tax Considerations” and is filed as an exhibit to the registration statement of which this prospectus is a part. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or on any court.

Moreover, our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code as discussed below. Our annual operating results will not be reviewed by Husch Blackwell LLP. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

For as long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on our income that is currently distributed to stockholders. The REIT requirements generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the “double taxation” (once at the corporate level and again at the stockholder level) that generally results from investment in a corporation.

If we fail to qualify as a REIT in any year, however, we will be subject to U.S. federal income tax as if we were an ordinary corporation. In addition, our stockholders will be taxed in the same manner as stockholders of ordinary corporations (including, in the case of stockholders that are not corporations, potentially being eligible for preferential tax rates on dividends received from us). In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions. Moreover, we could be disqualified from taxation as a REIT for four taxable years beginning after the first taxable year for which the loss of REIT status occurred. For a discussion of the tax consequences of failure to qualify as a REIT, see “Material U.S. Federal Income Tax Considerations-Failure to Qualify” below.

Even if we qualify for taxation as a REIT, we may be subject to U.S. federal income tax as follows:

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First, we will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gain. However, we can elect to “pass through” any of our taxes paid on our undistributed net capital gain income to our stockholders on a proportional basis.
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Second, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

Foreclosure property means property acquired by reason of a default on a lease or any indebtedness held by a REIT.
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Third, if we have net income from “prohibited transactions” (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than (i) property held for at least two years that qualifies for a statutory safe harbor, (ii) foreclosure property, and (iii) property involuntarily converted), such income will be subject to a 100% penalty tax.
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Fourth, if we should fail to satisfy the gross income tests or the asset tests, and nonetheless maintain our qualification as a REIT because certain other requirements have been satisfied, we will ordinarily be subject to a penalty tax relating to such failure, computed as described below. Similarly, if we maintain our REIT status despite our failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we must pay a penalty of $50,000 for each such failure.
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Fifth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed plus any retained amounts on which corporate-level tax was paid by us.
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Sixth, if we acquire in the future any asset from a “C” corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 5-year period beginning on the date on which we acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate.
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Seventh, if we receive non-arm’s-length income as a result of services provided by a taxable REIT subsidiary, defined below, to our tenants, or if we receive certain other non-arm’s-length income from a taxable REIT subsidiary, we can be subject to a 100% corporate level tax on the amount of the non-arm’s-length income. A 100% excise tax is imposed on “redetermined TRS service income,” which is income of a taxable REIT subsidiary attributable to services provided to, or on behalf of, its associated REIT and which would otherwise be increased on distribution, apportionment, or allocation under Section 482 of the Internal Revenue Code.
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Eighth, the earnings of our lower-tier entities that are subchapter C corporations, including any taxable REIT subsidiary we currently own or which we form in the future, will be subject to federal corporate income tax.

Requirements for Qualification

Organizational Requirements

In order to remain qualified as a REIT, we must continue to meet the various requirements under the Internal Revenue Code, discussed below, relating to our organization and sources of income, the nature of our assets, distributions of income to our stockholders, and our diversity of stock ownership.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors,
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest,

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code,
(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code,
(5)	the beneficial ownership of which is held by 100 or more persons,
(6)

not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year, and

(7)	that meets certain other tests, described below, regarding the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).

We have satisfied the requirements of conditions (1) through (4) and (7), and we believe that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, our Certificate of Incorporation provides for restrictions regarding transfer of our shares in order to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate, unless we are eligible for the specified relief provisions described below. These transfer restrictions are described under the caption “Description of Our Capital Stock—Restrictions on Transfer” in this prospectus. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding common stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with its U.S. federal income tax returns a similar statement disclosing the actual ownership of stock and certain other information.

We are treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock described above, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.

Additionally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Qualified REIT Subsidiaries. We currently have one “qualified REIT subsidiary,” CBL Holdings II, Inc., and may have additional qualified REIT subsidiaries in the future. A corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT.

Thus, in applying these requirements, the separate existence of our qualified REIT subsidiaries will be ignored, and all assets, liabilities, and items of income, deduction, and credit of these subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests.

Taxable REIT Subsidiaries. We have established several “taxable REIT subsidiaries,” including CBL Holdings I, Inc. and the Management Company, and may establish additional taxable REIT subsidiaries in the future. A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation. We are not treated as holding the assets of a taxable REIT subsidiary or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below.

Partnerships and LLCs Taxed as Partnerships. In the case of a REIT that is a direct or indirect partner in a partnership (or a member of an LLC taxed as a partnership), Treasury Regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of a partner qualifying as a REIT for purposes of the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income, deduction and credit of the Operating Partnership and the property partnerships will be treated as our assets, liabilities and items of income, deduction and credit for purposes of applying the requirements described in this section, provided that the Operating Partnership and property partnerships are treated as partnerships for U.S. federal income tax purposes.

We have control of our Operating Partnership and over most of our subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. However, we own partial interests in certain of our properties, some of which are owned by unconsolidated joint ventures and are managed by a property manager affiliated with the third-party partner, and we may from time to time become a limited partner or non-managing member in some of our partnerships and limited liability companies. Our approval typically is required for certain major decisions with regard to the management of these entities. Nevertheless, with respect to those properties for which we do not serve as managing general partner (or equivalent), we do not have day-to-day operational control or control over certain major decisions, including leasing and the timing and amount of distributions, which could result in decisions by the managing entity that do not fully reflect our interests. This includes decisions relating to the requirements that we must satisfy in order to maintain our status as a REIT for tax purposes. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and it is possible that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Under the rules applicable to U.S. federal income tax audits of partnerships (including partnerships in which we are a partner) and the collection of any tax resulting from such audits or other tax proceedings, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level, aside from certain special enforcement matters. It is possible that these rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest, and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The application of these rules depends in many respects on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. These rules are relatively new, and the application of these rules continues to undergo study.

Income Tests

In order for us to maintain our qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as described below, and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments of those kinds, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or any combination of the foregoing. Dividends that we receive from any taxable REIT subsidiary, including with respect to our indirect ownership interest in the Management Company, as well as interest that we receive on any loan to the Management Company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

Rents received or deemed to be received by us will qualify as “rents from real property” for purposes of the gross income tests only if several conditions are met:

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First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

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Second, rents received from a tenant will not qualify as rents from real property if we, or a direct or indirect owner of 10% or more of our stock, owns, directly or constructively, 10% or more of the tenant, except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space.

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Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Certain obligations secured by a mortgage on both real property and personal property will be treated as a qualifying real estate asset and give rise to qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property.

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Fourth, a REIT may provide services to its tenants and the income will qualify as rents from real property if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income (“UBTI”) under the Internal Revenue Code. Services that would give rise to UBTI if provided by a tax exempt organization must be provided either by the Management Company or by an independent contractor who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom the services are provided will fail to qualify as rents from real property if the services income exceeds a de minimis amount. However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property, with the threshold determined on a property-by-property basis. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. Also note, however, that receipts for services furnished, whether or not rendered by an independent contractor, which are not customarily provided to tenants in properties of a similar class in the geographic market in which our property is located will in no event qualify as rents from real property.

Substantially all of our income is derived from our partnership interest in the Operating Partnership. The Operating Partnership’s real estate investments, including those held through the property partnerships, give rise to income that enables us to satisfy all of the income tests described above. The Operating Partnership’s income is largely derived from its interests, both direct and indirect, in the properties, which income, for the most part, qualifies as “rents from real property” for purposes of the 75% and the 95% gross income tests. The Operating Partnership also derives dividend income from its interest in the Management Company.

None of us, the Operating Partnership or any of the property partnerships has a plan or intention to (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts that do not affect compliance with the above tests; (2) rent any property to a tenant of which we, or an owner of 10% or more of our stock, directly or indirectly, own 10% or more, other than under leases with CBL & Associates, Inc., the Management Company and certain of our affiliates and officers and certain affiliates of those persons that produce a relatively minor amount of non-qualifying income and that we believe will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income; (3) derive rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts that do not affect compliance with the above tests; or (4) directly perform any services that would give rise to income derived from services that give rise to “unrelated business taxable income” as defined in Section 512(a) of the Internal Revenue Code.

For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the Operating Partnership or the property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, we and the Operating Partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages of real estate in amounts that could jeopardize our compliance with the 5% and 10% asset tests described below.

Certain foreign currency gains are excluded from gross income for purposes of the 75% and 95% gross income tests.

As a REIT, we are subject to a 100% penalty tax on income from “prohibited transactions” (generally, income derived from the sale of property held primarily for sale to customers in the ordinary course of business). We intend to hold our properties for investment with a view to long term appreciation and to engage in the business of acquiring, developing, and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax. We believe that no asset owned by us, the Operating Partnership or the property partnerships is held for sale to customers, and that the sale of any property will not be in the ordinary course of our business, or that of the Operating

Partnership or the relevant property partnership. Whether property is held primarily for sale to customers in the ordinary course of a trade or business and, therefore, is subject to the 100% penalty tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property.

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% penalty tax, depending on the facts and circumstances surrounding the particular transaction.

Under the Internal Revenue Code, a safe harbor allows us to avoid prohibited transaction treatment if, among other things, (i) we held the disposed property for at least two years and (ii) during the taxable year in which the relevant property was disposed (a) we did not make more than seven property sales, or (b) the aggregate adjusted basis of all properties sold by us during the taxable year did not exceed 10% of our aggregate adjusted basis in our assets as of the beginning of such taxable year, or (c) the aggregate fair market value of all properties sold by us during the taxable year did not exceed 10% of the aggregate fair market value of our assets as of the beginning of such taxable year. For tax years beginning after December 18, 2015, the 10% limitation (both for the aggregate adjusted basis test and the aggregate fair market value test) has been increased to 20% as long as the 3-year average percentage of properties sold during the taxable year, computed in the manner provided in the Internal Revenue Code, does not exceed the 10% limitation. We and the Operating Partnership will attempt to comply with the terms of the applicable safe harbor provisions in the Internal Revenue Code to avoid the characterization of asset sales as prohibited transactions. We may not always be able to comply with the safe harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if our failure to meet those tests is due to reasonable cause and not to willful neglect, and we timely comply with requirements for reporting each item of our income to the Internal Revenue Service. It is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “-Taxation of CBL,” even if these relief provisions apply, a 100% tax would be imposed on:

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the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case multiplied by
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a fraction intended to reflect our profitability.

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Under current law, income from “hedging transactions” will not constitute gross income for purposes of the 95% and 75% gross income tests. A “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. In addition, income from hedging transactions made primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain) also will not constitute gross income for purposes of the 95% and 75% gross income tests. We must properly identify any such hedges in our books and records before the close of the day on which it was acquired, originated, or entered into and satisfy certain other identification requirements. If a REIT enters into a qualifying hedge but disposes of the underlying property (or a portion thereof)

or the underlying debt (or a portion thereof) is extinguished, the REIT can enter into a hedge of the original qualifying hedge, and income from the subsequent hedge will also not be included in income for purposes of the 75% or 95% gross income tests. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Asset Tests

In order for us to maintain our qualification as a REIT, we, at the close of each quarter of our taxable year, must also satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets. Real estate assets for the purpose of this asset test include (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of any stock offering or any long-term (at least five years) debt offering, cash items and government securities. Real estate assets are defined to include debt instruments issued by publicly offered REITs that are not secured by a real estate asset (a “nonqualified publicly offered REIT debt instrument”). Although treated as a real estate asset, the interest income and gain on the sale of a nonqualified publicly offered REIT debt instrument do not qualify for purposes of the 75% gross income test, and not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments.

Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed (1) 5% of the value of our total assets as to any one nongovernmental issuer, (2) 10% of the outstanding voting securities of any one issuer or (3) 10% of the total value of the outstanding securities of any one issuer. Notwithstanding these restrictions, our ownership of the securities of a taxable REIT subsidiary and a qualified REIT subsidiary is not subject to the 5% asset test, the 10% voting securities test, and the 10% value test.

“Cash” includes foreign currency for purposes of the 75% asset test if we (or one of our qualified business units) use such foreign currency as our functional currency, but only to the extent such currency is held for use in the normal course of our (or our qualified business unit’s) activities that produce income qualifying for purposes of the 75% and 95% income tests. If we meet the REIT asset tests as of the close of a quarter we will not fail to meet such tests at the end of a subsequent quarter solely because of a discrepancy caused by fluctuations in foreign currency exchange rates.

Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for an exception set forth in the Internal Revenue Code. Solely for purposes of the 10% value test, a REIT’s interest in the assets of a partnership will be based upon the REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT’s interest as a partner in the partnership and any debt securities issued by the partnership, but excluding certain securities), valuing any debt instrument at its adjusted issue price.

We and a non-qualified REIT subsidiary may make a joint election for the subsidiary to be treated as a “taxable REIT subsidiary.” However, although not subject to the 5% asset test, the 10% voting securities test, and the 10% value test, no more than 20% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries. While we have a number of direct or indirect wholly owned taxable REIT subsidiaries that are utilized in the operation of our business, including CBL Holdings I, Inc. and the Management Company, we believe that we have maintained compliance with these requirements and intend to continue to do so.

It should be noted that this 20% value limitation must be satisfied at the end of any quarter in which we increase our interest in the Management Company or any other taxable REIT subsidiary. In this respect, if any partner of the Operating Partnership exercises its option to exchange interests in the Operating Partnership for shares of common stock (or we otherwise acquire additional interests in the Operating Partnership), we will thereby increase our proportionate (indirect) ownership interest in the Management Company, thus requiring us to recalculate our ability to meet the 20% value test in any quarter in which the exchange option is exercised. Although we plan to take steps to ensure that we satisfy this value test for any quarter with respect to which retesting is to occur, these steps may not always be successful or may require a reduction in the Operating Partnership’s overall interest in the Management Company.

The rules regarding taxable REIT subsidiaries contain provisions generally intended to ensure that transactions between a REIT and its taxable REIT subsidiary occur “at arm’s length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT if its loans to, or rental, service or other agreements with, its taxable REIT subsidiary are determined not to be on arm’s length terms. No assurance can be given that our loans to, or rental, service or other agreements with, our taxable REIT subsidiaries will be on arm’s length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to us in a particular calendar year, we may designate a corresponding portion of dividends we pay to our noncorporate stockholders during that year as “qualified dividend income” eligible to be taxed at reduced rates to noncorporate recipients. See “Taxation of U.S. Stockholders” below.

Substantially all of our investments are in properties that are qualifying real estate assets. Accordingly, we believe that the assets that we hold, and that we will acquire in the future, will allow us to satisfy the foregoing asset test requirements. However, we do not typically obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the Internal Revenue Service will not contend that our ownership of certain assets violates one or more of the asset tests applicable to REITs.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot ensure that these steps always will be successful.

If we fail to satisfy the 5% and/or 10% asset tests for a particular quarter, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that we come into compliance with the asset tests generally within six months after the last day of the quarter in which we identify the failure. In addition, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following our identification of the failure, we file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) we come into compliance with the asset tests generally within six months after the last day of the quarter in which the failure was identified; and (iv) we pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the earlier of the date we dispose of such assets or the end of the quarter in which we come into compliance with the asset tests.

Annual Distribution Requirements

In order to remain qualified as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount equal to at least:

(A)

the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (2) 90% of the net income (after-tax), if any, from foreclosure property, minus

(B)	the sum of certain items of noncash income.

In addition, if we dispose of any asset with built-in gain during the 5-year period beginning on the date we acquired the property from a “C” corporation, we will be required, according to guidance issued by the Internal Revenue Service, to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after the declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. The aggregate amount of dividends designated by the REIT as a capital gain dividend or qualified dividend income cannot exceed the dividends paid or deemed paid by the REIT under Section 858 of the Internal Revenue Code with respect to such year.

In addition, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the five-year period following our acquisition of such asset.

To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates (currently 21%). If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders’ long-term capital gains.

Furthermore, if we should fail to distribute during each calendar year at least the sum of:

(1) 85% of our ordinary income for the year, plus

(2) 95% of our net capital gain income for the year, plus

(3) any undistributed taxable income from prior periods,

we would be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.

Our taxable income consists substantially of our distributive share of the income of the Operating Partnership. We expect that our taxable income will be less than the cash flow we receive from the Operating Partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement, although we also reserve the right to pay any or all of our common stock dividends in a combination of shares of stock and cash in accordance with any applicable Internal Revenue Service guidance.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of the income and deduction of the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it appropriate to arrange for short-term or possibly long-term borrowings or, subject to certain requirements, to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and any sale of common stock resulting from such distribution could adversely affect the price of our common stock.

In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential, i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. The requirement that distributions must not be preferential does not apply to our distributions provided we qualify as a “publicly offered REIT.” We believe that we are, and expect that we will continue to be, a publicly offered REIT.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In this event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. In the case of stockholders that are not corporations, any such dividends may be taxable at a maximum rate of 20%. The 3.8% Medicare tax also is applicable to dividend income for certain U.S. stockholders. See “Taxation of U.S. Stockholders – Medicare Tax” below. In addition, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and noncorporate distributees may be eligible to treat the dividends as “qualified dividend income” taxable at capital gain rates. See “Taxation of U.S.

Stockholders” below. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which our qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Taxation of U.S. Stockholders

As used in this section, the term “U.S. stockholder” means a beneficial owner of our common or preferred stock that for U.S. federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision of the United States, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person. For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as described below.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to those holders up to the amount of our current or accumulated earnings and profits and are taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. stockholder’s shares, and distributions in excess of the U.S. stockholder’s tax basis in its shares are taxable as capital gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a U.S. stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. stockholder on December 31 of the year, provided that we actually pay the dividend during January of the following calendar year. U.S. stockholders may not include on their own income tax returns any of our tax losses.

In general, dividends paid by REITs are not eligible for the 20% maximum tax rate on “qualified dividend income” and, as a result, our ordinary REIT dividends will continue to be taxed at the higher ordinary income tax rate. However, individuals, estates and trusts who receive our ordinary REIT dividends will generally be entitled to deduct 20% of the distribution amount, so that the effective rate of federal income tax on the dividends is 80% of the ordinary income tax rate. Dividends received by a noncorporate stockholder could be treated as “qualified dividend income,” however, to the extent we have dividend income from taxable corporations (such as a taxable REIT subsidiary) and to the extent our dividends are attributable to income that is subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. Pursuant to Section 857(g) of the Internal Revenue Code, the aggregate amount of dividends designated by us as qualified dividend income or capital gain dividends (discussed below) with respect to any taxable year is limited to the amount of dividends paid by us with respect to such year. For these purposes, dividends paid after the close of the taxable year pursuant to Section 858 of the Internal Revenue Code shall be treated as paid with respect to such year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “Taxation of CBL” above. As a result, our stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any deficiency dividend will be treated as a dividend - an ordinary dividend or a capital gain dividend, as the case may be - regardless of our earnings and profits.

For purposes of determining whether distributions to our stockholders are out of current or accumulated earnings and profits, our earnings and profits are allocated first to any outstanding preferred stock and then to our outstanding common stock.

Under the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017 and prior to January 1, 2026, noncorporate stockholders are generally eligible to deduct up to 20% of the amount of ordinary REIT dividends that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

Dividends Paid Through a Combination of Cash and Issuance of Additional Shares of Stock

To maintain our qualification as a REIT, we are required each year to distribute to stockholders at least 90% of our net taxable income after certain adjustments. While we currently expect to pay dividends on our common stock in cash, depending on our liquidity needs, we reserve the right to pay any or all of our common stock dividends in a combination of shares of common stock and cash in accordance with any applicable Internal Revenue Service guidance. As a result of such a distribution, a U.S. holder generally must include the sum of the value of the common stock and the amount of cash received in its gross income as dividend income to the extent that such holder’s share of such a distribution is made out of its share of the portion of our current and accumulated earnings and profits allocable to such distribution. The value of any common stock received as part of a distribution generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of the holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the stock it receives as a dividend in order to pay this tax and the sales proceeds are less than the amount required to be included in income with respect to the dividend, such holder could have a capital loss with respect to the stock sale that could not be used to offset such dividend income. (Furthermore, with respect to non-U.S. holders, we may be required to withhold U.S. tax with respect to such dividend, including the portion that is payable in stock. For additional information, see “Special Tax Considerations for Non-U.S. Stockholders” below.) A holder that receives common stock pursuant to a distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock, and a holding period in such common stock that begins on the payment date for the distribution.

Future dividends are determined in the discretion of our board of directors and depend on actual and projected cash flow, financial condition, funds from operations, earnings, capital requirements, the annual REIT distribution requirements, contractual prohibitions or other restrictions, applicable law and such other factors as our board of directors deems relevant.

Capital Gain Dividends

Dividends to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gain, to the extent they do not exceed our actual net capital gain and to the extent they do not exceed the limitation under Section 857(g) of the Internal Revenue Code discussed above, for the taxable year without regard to the period for which the stockholder has held his stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a current maximum tax rate of 20% for long-term capital gain, but such capital gains also will be subject to the 3.8% Medicare tax on certain U.S. stockholders. See “Medicare Tax” below. A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to our “unrecaptured Section 1250 gain.”

If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains. In this case, a U.S. stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Redemptions

The treatment accorded to any redemption of stock by us for cash can only be determined on the basis of particular facts as to each holder at the time of redemption. Under Section 302 of the Internal Revenue Code, a redemption of our stock will be treated as a sale or exchange of such stock only if the redemption (i) results in a “complete termination” of the holder’s actual and constructive interest in all classes of our stock, (ii) is “substantially disproportionate” with respect to such holder’s interest in our stock, (iii) is “not essentially equivalent to a dividend” with respect to the holder, or (iv) in the case of noncorporate stockholders, is in “partial liquidation” of us. The determination of ownership for purposes of the foregoing tests will be made by taking into account both shares actually owned by such holder and shares constructively owned by such holder pursuant to Section 318 of the Internal Revenue Code.

If the redemption of stock does not meet any of these tests under Section 302 of the Internal Revenue Code, then the redemption proceeds received will be treated as a distribution by us with respect to our stock, which will be treated as a dividend to the extent of our current or accumulated earnings and profits. If the redemption is treated as a dividend, the holder’s adjusted tax basis in the redeemed stock will be transferred to any other stock of ours directly held by the holder. If the holder owns no other stock of ours but is deemed to hold the stock of a related person, under certain circumstances, such basis may be transferred to such related person, or it may be lost entirely.

If a redemption of our stock otherwise treated as a sale or exchange of such stock occurs when there is a dividend arrearage on such stock, a portion of the cash received might be treated as a dividend distribution. The holder will have dividend income to the extent that the dividend arrearage has been declared or the facts show that we were legally obligated to pay the dividend. On the other hand, if the arrearage has not been declared as a dividend and the facts do not show that we were legally obligated to pay the dividend, then, even though the dividend arrearage is included in the redemption price, the entire payment is treated as a part of the sales proceeds of the stock and not as dividend income.

Passive Activity Loss and Investment Interest Limitations

Our distributions and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders may not be able to apply any passive losses against this income or gain. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of our common stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

Certain Dispositions of Our Common Stock

A U.S. stockholder will recognize gain or loss on any taxable sale or other disposition of our common stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the U.S. stockholder’s adjusted basis in the common stock. This gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the holder held the securities for more than one year. Noncorporate U.S. stockholders are generally taxable at a current maximum rate of 20% on long-term capital gain, but such capital gains also will be subject to the 3.8% Medicare tax on certain U.S. stockholders.

See “Medicare Tax” below. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate U.S. stockholders) to a portion of capital gain realized by a noncorporate U.S. stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. Generally, a corporate U.S. stockholder will be subject to tax at a rate of 21% on capital gain from the sale of our common stock regardless of its holding period for the stock.

In general, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent distributions (actually made or deemed made in accordance with the discussion above) from us are required to be treated by such U.S. stockholder as long-term capital gain.

Foreign Account Tax Compliance Act Legislation

The Foreign Account Tax Compliance Act imposes a withholding tax of 30% on dividends and, after December 31, 2018, on gross proceeds from the sale, exchange, redemption or other disposition of our stock paid to certain foreign financial institutions, investment funds and other non-U.S. persons unless various certification, information reporting and certain other requirements are satisfied. In addition, certain countries have entered into intergovernmental agreements with the United States which provide for alternative methods for compliance and withholding obligations for entities domiciled within the country. Accordingly, the status and domicile of the entity through which our stock is held will affect the determination of whether such withholding is required. Similarly, dividends and gross proceeds from the disposition of our stock held by an investor that is a non-financial non-U.S. entity generally will be subject to withholding at a rate of 30% unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners,” (ii) provides certain information regarding its “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury, or (iii) complies with the requirements of an applicable intergovernmental agreement. If the payee is a foreign financial institution, it must comply with the terms of an applicable intergovernmental agreement or enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. We will not pay any additional amounts to holders in respect of any amounts withheld.

Medicare Tax

A 3.8% Medicare tax is imposed on certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds. This tax applies to dividends on and gain from the disposition of our shares. Prospective investors are encouraged to consult their own tax advisors regarding the implications of the Medicare tax on their investment in our stock.

Treatment of Tax-Exempt U.S. Stockholders

Our distributions to and any gain upon a disposition of our common stock by a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of our common stock with “acquisition indebtedness” within the meaning of the Internal Revenue Code and that the common stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. If we were to be a “pension-held REIT” (which we do not expect to be the case) and were to meet certain other requirements, certain pension trusts owning more than 10% of our equity interests could be required to report a portion of any dividends they receive from us as UBTI. For tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt U.S. stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

As discussed above in relation to taxable U.S. stockholders, we may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains, and will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, which we refer to collectively as “non-U.S. stockholders,” are complex, and the following discussion is intended only as a summary of these rules. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. stockholder. Special rules may apply to certain non-U.S. stockholders such as “controlled foreign corporations” and “passive foreign investment companies.” Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common stock, including any reporting requirements.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder).

Non-Dividend Distributions. Unless our stock constitutes a USRPI (as defined below), distributions by us which are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to a 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.

We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided or (2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains (“USRPI Capital Gains”) from dispositions of United States Real Property Interests, or USRPIs, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and therefore will be subject to U.S. income tax at the rates applicable to U.S. stockholders, without regard to whether such distribution is designated as a capital gain dividend. The properties owned by the Operating Partnership generally are USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder that is not entitled to treaty exemption. Notwithstanding the preceding, distributions received on our common stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. stockholder from the sale or exchange of a USRPI if (1) our common stock is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the 1-year period ending on the date of the distribution. The distribution will instead be treated as an ordinary dividend to the non-U.S. stockholder, and the tax consequences to the non-U.S. stockholder will be as described above under “Ordinary Dividends.”

Distributions attributable to our capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the shares is effectively connected with the non-U.S. stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax) or (2) the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

We generally will be required to withhold and remit to the Internal Revenue Service 21% (or 20% to the extent provided in Treasury Regulations) of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 21% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 10% of our common shares while such shares are regularly traded on an established securities market. Instead, those amounts will be treated as described above under “Ordinary Dividends.”

Sale of our Stock. If our common stock does not constitute a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation unless (1) investment in the common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case, as discussed above, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders on the gain, (2) investment in the common stock is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which case the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain or (3) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

The offered securities will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT, and therefore that the sale of our common stock will not be subject to taxation under FIRPTA. However, because we are publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

If we did not constitute a domestically controlled REIT, whether a non-U.S. stockholder’s sale of our common stock would be subject to tax under FIRPTA as sale of a USRPI would depend on whether the common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which the common stock is listed) and on the size of the selling stockholder’s interest in our company. If the gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, and subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of our common stock from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased common stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of common stock may be required to withhold 15% of the purchase price and remit that amount to the Internal Revenue Service.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders

We will report to our stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect to the paid distributions.

Under certain circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or on cash proceeds of a sale or exchange of, our common stock. Backup withholding generally will apply if the holder:

(1)	fails to furnish its taxpayer identification number, which, for an individual, would be the individual’s social security number,
(2)	furnishes an incorrect taxpayer identification number,
(3)	is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends, or
(4)

under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding generally will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

Any amount paid as back-up withholding will be credited against the stockholder’s income tax liability. The back-up withholding rate for taxable years beginning after December 31, 2017, and before January 1, 2026, is 24% (otherwise the rate is 28%). In addition, we may be required to withhold a portion of any capital gain distributions made to any stockholders who fail to certify their non-foreign status to us. A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service.

Non-U.S. Stockholders

Proceeds from a disposition of our common stock will not be subject to information reporting and backup withholding if the beneficial owner of the common stock is a non-U.S. stockholder. However, if the proceeds of a disposition are paid by or through a United States office of a broker, the payment may be subject to backup withholding or information reporting if the broker cannot document that the beneficial owner is a non-U.S. person. In order to document the status of a non-U.S. stockholder, a broker may require the beneficial owner of the common stock to provide it with a completed, executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E, certifying under penalty of perjury to the beneficial owner’s non-U.S. status.

A non-U.S. stockholder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Refunds

Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against any U.S. federal income tax liability of the stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required procedures are followed.

Tax Cuts and Jobs Act, Inflation Reduction Act of 2022 and Potential U.S. Federal Income Tax Developments

The Tax Cuts and Jobs Act was signed into law on December 22, 2017, and generally applies with respect to taxable years beginning after December 31, 2017. The Inflation Reduction Act of 2022 was signed into law on August 16, 2022, and generally applies with respect to taxable years beginning after December 31, 2022. The Tax Cuts and Jobs Act made significant changes to the Internal Revenue Code affecting the taxation of businesses and their owners, including REITs and the stockholders of REITs, and, in certain cases, modifies the tax rules discussed herein. The Inflation Reduction Act made various changes to the Internal Revenue Code, which could have an effect on REITs and stockholders of REITs. The application of the provisions of the Inflation Reduction Act of 2022 depends in many respects on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Among other items, these two tax acts made the following changes:

•
For tax years beginning after December 31, 2017, and before January 1, 2026, (i) the U.S. federal income tax rates on ordinary income of individuals, trusts and estates have been generally reduced, and (ii) non-corporate taxpayers are permitted to take a deduction equal to 20% of certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

• The maximum U.S. federal income tax rate for corporations has been reduced from a maximum rate of 35% to a flat 21% rate, and the corporate alternative minimum tax does not apply to REITs.

•
The maximum withholding rate on distributions by us to non-U.S. stockholders that are treated as attributable to gain from the sale or exchange of a U.S. real property interest is reduced from 35% to 21%.

• Certain limitations on the deductibility of interest expense now apply, which generally limit the deduction for net business interest to 30% of the borrower’s adjusted taxable income (excluding non-business income, net operating business interest income, and for taxable years beginning before January 1, 2022, depreciation and amortization). If a REIT and its taxable REIT subsidiaries qualify as real estate companies, they can elect not to be subject to such limitation in exchange for depreciation of corporate property using longer depreciation schedules than would otherwise be available.

•
Certain limitations on the ability to recognize net operating losses now apply, which limitations may affect the timing and amount of recognition of net operating losses generated by REITs and taxable REIT subsidiaries.

•
A U.S. tax-exempt stockholder that is subject to tax on its UBTI will be required to separately compute its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI.

•
New accounting rules generally require taxpayers, including REITs, to recognize income items for federal income tax purposes no later than when such taxpayer takes the item into account for financial reporting purposes, which may accelerate recognition of certain income items.

This summary is not a comprehensive discussion of the changes to U.S. federal income tax laws as a result of the enactment of the Tax Cuts and Jobs Act. The rules dealing with federal income taxation, including implementation of the changes and technical corrections to the Tax Cuts and Jobs Act, are constantly under review by the Internal Revenue Service, the United States Department of the Treasury and United States Congress. New U.S. federal income tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of us, our affiliated entities, and our stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

Potential Limitations on Our Future Use of Tax Deductions, Net Operating Loss Carryforwards and Other Tax Attributes

Under certain provisions of the Internal Revenue Code, and similar state provisions, a corporation is generally permitted to offset net taxable income in a given year with net operating losses carried forward from prior years, and its existing adjusted tax basis in its assets may be used to offset future gains or to generate annual cost recovery deductions.

In order to qualify for taxation as a REIT, we must meet various requirements including a requirement to distribute 90% of our taxable income; and, to avoid paying corporate income tax, we must distribute 100% of our taxable income. Our ability to utilize future tax deductions, net operating loss carryforwards and other tax attributes to offset future taxable income is subject to certain requirements and restrictions. We experienced an “ownership change,” as defined in section 382 of the Internal Revenue Code, in connection with our emergence from the Chapter 11 Cases, that may substantially limit our ability to use future tax deductions, net operating loss carryforwards and other tax attributes to offset future taxable income, which could have a negative impact on our financial position and results of operations. Generally, there is an “ownership change” under section 382 of the Internal Revenue Code if one or more stockholders owning 5% or more of a corporation’s common stock have aggregate increases in their ownership of such stock of more than 50 percentage points over a prescribed testing period. Under section 382 and section 383 of the Internal Revenue Code, absent an applicable exception, if a corporation undergoes an “ownership change”, certain future tax deductions (through “recognized built-in losses” arising when a company has a “net unrealized built-in loss” (NUBIL) if they are recognized within five years of the “ownership change”), net operating loss carryforwards and other tax attributes that may be utilized to offset future taxable income generally are subject to an annual limitation.

We had a significant NUBIL in our assets, as well as net operating loss carryforwards and other tax attributes at the date of emergence from the Chapter 11 Cases that would be subject to limitation under section 382. Whether or not future tax deductions, net operating loss carryforwards and other tax attributes are subject to limitation under section 382, net operating loss carryforwards and other tax attributes are expected to be further reduced by the amount of discharge of indebtedness arising in our Chapter 11 Cases under section 108 of the Internal Revenue Code.

State and Local Taxation

We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our company.

Tax Aspects of the Operating Partnership

The following discussion summarizes material U.S. federal income tax considerations applicable solely to our investment in the Operating Partnership through CBL Holdings I and CBL Holdings II. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we will be required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any direct or indirect distribution from the Operating Partnership. However, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the Internal Revenue Service will be imposed on the partnership itself in certain circumstances absent an election to the contrary.

Operating Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of that section and the Treasury Regulations promulgated under that section.

If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The Operating Partnership’s allocations of taxable income and loss, and those of the property partnerships, are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under that section.

Tax Allocations with Respect to Contributed Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time (the “book-tax difference”). The Operating Partnership Agreement for the Operating Partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the Operating Partnership in a manner that is consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may, as to certain contributed assets, cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Requirements for Qualification - Annual Distribution Requirements” above. In addition, the application of Section 704(c) of the Internal Revenue Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

Basis in Operating Partnership Interest. Our adjusted tax basis in our indirect partnership interest in the Operating Partnership generally (1) will be equal to the amount of cash and the basis of any other property that we contribute to the Operating Partnership, (2) will be increased by (a) our allocable share of the Operating Partnership’s income and (b) our allocable share of certain indebtedness of the Operating Partnership and of the property partnerships and (3) will be reduced, but not below zero, by our allocable share of (a) the Operating Partnership’s loss and (b) the amount of cash distributed directly or indirectly to us, and by constructive distributions resulting from a reduction in our share of certain indebtedness of the Operating Partnership and of the property partnerships. With respect to increases in our adjusted tax basis in our indirect partnership interest in the Operating Partnership resulting from certain indebtedness of the Operating Partnership, Section 752 of the Internal Revenue Code and the regulations promulgated under that section provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent the partner bears the economic risk of loss with respect to the liability. Generally, a partnership’s non-recourse debt is shared proportionately by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of the debt, the partner will be deemed to bear the economic risk of loss for the amount of the debt for which it is personally liable. Thus, the partner may include that amount in its adjusted tax basis of its interest in the partnership.

Because CBL Holdings I, the sole general partner of the Operating Partnership, is a taxable REIT subsidiary, we will not be deemed to bear the economic risk of loss with respect to indebtedness of the Operating Partnership that is not nonrecourse debt as defined in the Internal Revenue Code.

If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until the recognition of the loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership, would reduce our adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gain. Each decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership is considered a constructive cash distribution to us.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership or a property partnership or on the sale of a partnership interest in a property partnership will be capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the properties over their adjusted tax bases at the time of contribution to the Operating Partnership must, when recognized by the Operating Partnership, generally be allocated to the limited partners under Section 704(c) of the Internal Revenue Code and Treasury Regulations promulgated under that section. In the event of the disposition of any of the properties which have pre-contribution gain, all income attributable to the then existing unamortized pre-contribution gain will be allocated to the limited partners of the Operating Partnership, including to us.

Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership or property partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s or property partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is inventory or other property held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Prohibited transaction income of this kind will also have an adverse effect upon our ability to satisfy the gross income tests for REIT status. For more information regarding the penalty tax and gross income tests. See “Requirements for Qualification-Income Tests” above. The Operating Partnership and the property partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other shopping centers and to make occasional sales of the properties, including peripheral land, that are consistent with the Operating Partnership’s and the property partnerships’ investment objectives.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective transferees, assignees and other successors in interest that receive shares of our common stock from the Selling Stockholders as a gift, distribution or other transfer (including a purchase) after the date of this prospectus, may from time-to-time sell, transfer, distribute or otherwise dispose of any or all of the 12,380,260 shares of our common stock being registered for resale under this prospectus in transactions on the New York Stock Exchange or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

We will not receive any proceeds from sales of any shares of our common stock by the Selling Stockholders.

A Selling Stockholder may use any one or more of the following methods when selling shares:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•
an exchange or market distribution in accordance with the rules of the applicable exchange or market;
•
privately negotiated transactions;

•
broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
•
through the writing or settlement of options, swaps, derivatives or other hedging transactions, whether through an options exchange or otherwise;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of common stock owned by them and, if they default in the performance of their secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the transferee, pledgee, assignee or other successors in interest as selling stockholders under this prospectus.

In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We agreed to use reasonable best efforts to keep this registration statement effective until the date all registrable shares under the Registration Rights Agreement cease to be registrable securities.

We will pay all expenses of the registration of the shares of our common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts or commissions and transfer taxes, if any. We have also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because each of the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of common stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus or any related prospectus supplement forms a part.

LEGAL MATTERS

Certain legal and tax matters, including the validity of the shares of common stock offered hereby and certain legal matters described under “Material U.S. Federal Income Tax Considerations” in this prospectus, will be passed upon for us by Husch Blackwell LLP, Chattanooga, Tennessee. Certain partners in Husch Blackwell LLP also serve as our assistant secretaries. The Selling Stockholders, and any underwriters, brokers or dealers that may be engaged by the Selling Stockholders, will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The financial statements of CBL & Associates Properties, Inc. and subsidiaries incorporated by reference in this prospectus, and the effectiveness of CBL & Associates Properties, Inc. and subsidiaries' internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

CBL & ASSOCIATES PROPERTIES, INC.

Up to 12,380,260 Shares

Common Stock

PROSPECTUS

June 22, 2023